QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

EXECUTION COPY

ARRANGEMENT AGREEMENT BETWEEN
SEMTECH CORPORATION
-AND -
SEMTECH CANADA INC.
-AND -
GENNUM CORPORATION
January 23, 2012

TABLE OF CONTENTS

(continued)

 ARRANGEMENT AGREEMENT

            THIS ARRANGEMENT AGREEMENT (this "Agreement") dated as of January 23, 2012,

BETWEEN:

      SEMTECH CORPORATION, a corporation existing under the laws of the State of Delaware (the "Parent")

      -and -

      SEMTECH CANADA INC., a corporation existing under the laws of the Province of Ontario (the "Purchaser")

      -and -

      GENNUM CORPORATION, a corporation existing under the laws of the Province of Ontario (the "Company")

            WHEREAS the Parent desires to acquire all of the Shares (as hereinafter defined) through its wholly-owned subsidiary, the Purchaser;

            AND WHEREAS the board of directors of the Company (the "Board of Directors") has determined that the consideration to be received by the Shareholders (as hereinafter defined) pursuant to the Arrangement (as hereinafter defined) is fair and that the Arrangement is in the best interests of the Company and that the Board of Directors has resolved to support the Arrangement and to recommend that the Shareholders vote in favour of the Arrangement, all subject to the terms and the conditions contained herein;

            THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties (as hereinafter defined) hereto covenant and agree as follows:

ARTICLE I
INTERPRETATION

1.1       Definitions

In this Agreement, unless the context otherwise requires:

"Acquisition Proposal" means, other than the transactions contemplated by this Agreement and other than any transaction involving only the Company and/or one or more of its wholly-owned subsidiaries, any written or oral offer, proposal or inquiry from any person or group of persons (other than the Parent or the Purchaser or any of their respective affiliates) relating to: (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its subsidiaries or 20% or more of the voting or equity securities of the Company or any of its subsidiaries (or rights or interests therein or thereto) whose assets or revenues individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of the Company and its subsidiaries; (b) any direct or indirect take-over bid, exchange offer or treasury issuance that, if consummated, would result in such person or group of persons beneficially owning 20% or more of any class of voting or equity securities or any other equity interests (including securities convertible into or exercisable or exchangeable for equity interests) of the Company or any of its subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of the Company and its subsidiaries; or (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or, consolidated revenue, as applicable, of the Company and its subsidiaries;

"Administrative Agent" has the meaning ascribed thereto under the ESPP;

"affiliate" has the meaning ascribed thereto in National Instrument 45-106;

"Arrangement" means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.11 of this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

"Arrangement Resolution" means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting, to be substantially in the form and content of Schedule A hereto;

"Articles of Arrangement" means the articles of arrangement of the Company in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which shall be in form and content satisfactory to the Company and the Purchaser, each acting reasonably;

"Board of Directors" has the meaning ascribed thereto in the recitals;

"business day" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Canada or Los Angeles, USA;

"Certificate of Arrangement" means the certificate of arrangement to be issued by the Director pursuant to Section 183(2) of the OBCA in respect of the Articles of Arrangement;

"Change in Recommendation" has the meaning ascribed thereto in Section 8.1(1)(c)(i);

"Commitment Letter" has the meaning ascribed thereto in paragraph (f) of Schedule D;

"Company Circular" means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to, among others, the Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time;

"Company Disclosure Letter" means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to the Parent and the Purchaser;

"Company Employees" means employees of the Company and its subsidiaries;

"Company Intellectual Property" shall mean any Intellectual Property that is owned by the Company and/or any of its subsidiaries;

"Company Meeting" means the special meeting of the Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

"Company Plans" has the meaning ascribed thereto in paragraph (q)(i) of Schedule C;

"Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries;

"Company's Current Public Disclosure Record" means (a) the annual information form of the Company dated February 25, 2011 for the year ended November 30, 2010; (b) the audited consolidated financial statements of the Company as at and for the year ended November 30, 2010, including the notes thereto and management's discussion and analysis thereof; (c) the interim consolidated financial statements of the Company as at and for the period ended August 31, 2011, including the notes thereto, and management's discussion and analysis thereof; (d) the management information circular of the Company dated February 28, 2011; and (e) the business acquisition report of the Company dated June 20, 2011;

"Company's Public Disclosure Record" means all documents filed under the profile of the Company on the System for Electronic Document Analysis and Retrieval (SEDAR) after November 30, 2010;

"Computer Systems" means all computer hardware, software, peripheral equipment, telecommunications systems and network systems that are used by the Company or any of its subsidiaries to operate their businesses;

"Confidentiality Agreement" means collectively, the letter agreement dated November 8, 2011 between the Parent and the Company and the Transaction Data Protection Agreement dated January 17, 2012 between the Parent and the Company;

"Consideration" means $13.55 in cash per Share;

"Court" means the Ontario Superior Court of Justice (Commercial List);

"D&O Insurance" has the meaning ascribed thereto in Section 7.7(2);

"Data Room" means the virtual data room established by the Company, the contents of which on the date of this Agreement are set forth in the index of documents, which is appended to the Company Disclosure Letter;

"Debt Financing" has the meaning ascribed thereto in paragraph (f) of Schedule D;

"Depositary" means CIBC Mellon Trust Company, as depositary, or any other bank, trust company or financial institution, as may be agreed to in writing by the Company and the Purchaser;

"Director" means the Director appointed pursuant to Section 278 of the OBCA;

"Dissent Rights" means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

"DSU" means a unit granted under the DSU Plan;

"DSU Plan" means the Company's Directors' Deferred Share Unit Plan effective as of February 1, 2008, as amended, restated and/or supplemented;

"Effective Date" means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

"Effective Time" has the meaning ascribed thereto in the Plan of Arrangement;

"Environmental Laws" means any applicable Law relating to pollution or protection of human health (including worker health and safety) or the environment, or governing the handling, use, re-use, generation, treatment, storage, transportation, disposal, recycling, manufacture, distribution, formulation, packaging, labelling, Release or threatened Release of or exposure to Hazardous Materials;

"ESPP" means the employee share purchase plan of the Company dated as of June 22, 2011, as amended, restated and/or supplemented;

"Exchange" means the Toronto Stock Exchange;

"Fairness Opinion" means the opinion of Canaccord Genuity Corp., the financial advisor to the Company, addressed to the Board of Directors and the Special Committee to the effect that, as of the date of such opinion, the consideration to be received by the Shareholders under the Arrangement is fair, from a financial point of view, to such holders;

"Filing Date" has the meaning ascribed thereto in Section 2.9;

"Final Order" means the final order of the Court, after a hearing upon the fairness of the terms and conditions of the Arrangement, approving the Arrangement as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

"Financing Source" means each lender (including the Lender) and each other person (including each agent and arranger, but excluding the Purchaser, the Parent and their respective affiliates) that have entered into agreements in connection with the Financings, including any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each affiliate thereof and each officer, director, employee, partner, advisor, attorney, and representative of each such lender, other person or affiliate;

"Financings" has the meaning ascribed thereto in Section 5.4;

"GAAP" means Canadian generally accepted accounting principles applicable to public companies at the relevant time applied on a consistent basis, which, for greater certainty, includes International Financial Reporting Standards from and after adoption by the Company;

"Governmental Entity" means any (a) supranational, multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, office, Crown corporation, commission, commissioner, board, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, board or authority of any of the foregoing; or (c) quasi-governmental or private body, including any tribunal, commission, stock exchange (including the Exchange), regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing and "Governmental Entities" means more than one Governmental Entity;

"Hazardous Material" means petroleum, petroleum hydrocarbons, petroleum products or petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, and polychlorinated biphenyls, and any other chemical, material, substance or waste in any amount or concentration (a) that is now or hereafter becomes defined as or included in the definition of "hazardous substances", "hazardous materials", "hazardous wastes", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "pollutants", "deleterious substances", "dangerous goods", "corrosive substances", "regulated substances", "solid wastes" or "contaminants" or words of similar import under any Environmental Law; or (b) that is otherwise regulated under or for which liability can be imposed under Environmental Law;

"In-The-Money Option" means an Option, at the Effective Time, with an exercise price per Share less than the Consideration;

"Indemnified Person" has the meaning ascribed thereto in Section 7.7(1);

"Intellectual Property" shall mean any or all of the following and all Canadian, United States and foreign common law and statutory rights in, arising out of, or associated therewith: (a) patents and applications therefor and all re-examinations, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (b) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, knowhow, technology, technical data and customer lists, formulae and all documentation relating to any of the foregoing; (c) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) domain names, uniform resource locators ("URLs") and other names and locators associated with the Internet ("Domain Names"); (e) industrial designs and any registrations and applications therefor; (f) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor ("Trademarks"); (g) all databases and data collections and all rights therein; (h) all moral and economic rights of authors and inventors, however denominated; (i) mask works, mask work registrations and applications therefor; (j) computer software including source code, object code, firmware, development tools, files, records and data, as well as all media on which any of the foregoing is recorded; (k) slogans, packaging designs; and (l) any similar or equivalent rights to any of the foregoing (as applicable), and all goodwill associated therewith throughout the world;

"Interim Order" means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably;

"Law" or "Laws" means all federal, national, multinational, provincial, state, municipal, regional and local laws (statutory, common or otherwise), constitutions, treaties, conventions, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, certificates, ordinances, judgments, injunctions, determinations, awards, decrees, legally binding codes or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or licence or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Entity or self-regulatory authority (including the Exchange), and the term "applicable" with respect to such Laws and in a context that refers to one or more persons, means such Laws as are binding upon or applicable to such person or its assets;

"Leased Personal Property" has the meaning ascribed thereto in paragraph (u) of Schedule C;

"Leased Real Property" has the meaning ascribed thereto in paragraph (t) of Schedule C;

"Lender" has the meaning ascribed thereto in paragraph (f) of Schedule D;

"Liens" means any hypothecs, mortgages, liens, charges, security interests, prior claims, pledges, encroachments, options, rights of first refusal or first offer, occupancy rights, covenants, restrictions, encumbrances of any kind and adverse claims;

"LTIP" means the Company's long-term incentive plan effective October 31, 2003, as amended, restated and/or supplemented;

"LTIP Shares" means the Shares purchased and held pursuant to the LTIP, including any Shares purchased under the Prior Incentive Plan;

"LTIP Trustee" means the trustee appointed by the Company from time to time under the LTIP;

"Matching Period" has the meaning ascribed thereto in Section 7.2(5);

"Material Adverse Effect" means a fact or state of facts, circumstance, change, effect, occurrence or event that, individually or in the aggregate, is or would reasonably be expected to be material and adverse to the financial condition, business, results of operations, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), operations or affairs of the Company and its subsidiaries, taken as a whole, except for any such fact, state of facts, circumstance, change, effect, occurrence or event resulting from or arising in connection with: (a) any change in GAAP or changes in regulatory accounting requirements applicable to the semiconductor or the IP licensing industries; (b) the Company's transition to or application of International Financial Reporting Standards; (c) any adoption, proposal, implementation or change in applicable Law or interpretations thereof by any Governmental Entity; (d) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets; (e) any change generally affecting the semiconductor industry in which the Company operates; (f) the execution, announcement or performance of this Agreement or consummation of the transactions contemplated hereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its subsidiaries with any of their customers, employees, shareholders, financing sources, vendors, distributors, partners or suppliers arising as a direct consequence of same; (g) any natural disaster; (h) any change in the market price or trading volume of the securities of the Company (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred), or any suspension of trading in securities generally on any securities exchange on which the securities of the Company trade; (i) the failure of the Company in and of itself to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (j) any actions taken (or omitted to be taken) at the written request or with the written consent of the Parent or the Purchaser; or (k) any action taken by the Company or any of its subsidiaries which is required pursuant to this Agreement (including, but not limited to any steps taken pursuant to Section 5.5 to obtain the Regulatory Approvals); provided, however, that with respect to clauses (a), (c), (d), (e) and (g), such matter does not have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the semiconductor industry in which the Company operates. References in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a Material Adverse Effect has occurred;

"Material Contract" means any contract, agreement, licence, franchise, lease, arrangement or commitment to which the Company or any of its subsidiaries is a party or otherwise bound that: (a) if terminated would reasonably be expected to have a Material Adverse Effect; (b) other than Routine Purchase Orders, provides for obligations or entitlements of the Company and/or its subsidiaries exceeding $3 million;

(c) limits the ability of any of the Company or its subsidiaries to compete in any line of business or with any person or in any geographic area or during any period of time, or that limits the ability of any of the Company or its subsidiaries to provide any product or to solicit any customers, clients or service or product providers of the other parties thereto or contains any exclusive dealing arrangement; (d) contains any right of first refusal or first offer or similar right or that limits in any material respect the ability of the Company or its subsidiaries to own, operate, sell, pledge or otherwise dispose of material assets or the business of the Company and its subsidiaries, taken as a whole; (e) relates to indebtedness for borrowed money in excess of $3 million or relates to the direct or indirect guarantee or assumption by the Company or its subsidiaries (contingent or otherwise) of any payment or performance obligations of any other person other than the Company or its subsidiaries; (f) is a financial risk management contract, such as currency, commodity or interest related hedge contracts; (g) other than Routine Purchase Orders, relates to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of an amount of assets in excess of $3 million; (h) relates to the acquisition or sale by the Company of any operating business or the capital stock or other ownership interest of any other person in excess of $3 million and under which the Company has any material continuing liability or obligation; (i) pursuant to which the Company or any of its subsidiaries has granted any license to Company Intellectual Property to any person, other than non-exclusive licenses; (j) pursuant to which the Company or any of its subsidiaries has been granted any license to the non-software Intellectual Property of any other person, the continued use of which is material to the operation of the business of the Company and its subsidiaries, taken as a whole; (k) pursuant to which the Company or any of its subsidiaries has been granted any license in respect of any software for which current annual fees paid by the Company or any of its subsidiaries to the applicable third party exceeds $3 million; (l) that is material to any one of the business lines of the Company and its subsidiaries, taken as a whole, and provides for the termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Company; (m) is a shareholders, joint venture, alliance or partnership agreement; or (n) is with an affiliate of the Company or any other person with whom the Company does not deal at arm's length within the meaning of the Tax Act, other than a contract between the Company and a wholly-owned subsidiary of the Company or between two or more wholly-owned subsidiaries of the Company;

"material fact" has the meaning ascribed thereto in the Securities Act;

"MI 61-101" means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the securities regulatory authorities of Ontario and Quebec;

"misrepresentation" has the meaning ascribed thereto in the Securities Act;

"OBCA" means the Business Corporations Act (Ontario), as amended;

"Option" means an option to purchase Shares granted by the Company under the Stock Option Plan or otherwise;

"Outside Date" means May 31, 2012, or such later date as the Purchaser and the Company may agree in writing;

"Owned Personal Property" has the meaning ascribed thereto in paragraph (u) of Schedule C;

"Owned Real Property" has the meaning ascribed thereto in paragraph (t) of Schedule C;

"Participant" means any person employed by the Company or an affiliate (for purposes of this definition, as defined under the OBCA) of the Company participating in the LTIP as provided by the terms of such plan at the Effective Time;

"Parties" means collectively, the Company, the Parent and the Purchaser, and "Party" means any of them;

"Permit" means any licence, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of and from any Governmental Entity;

"Permitted Liens" means: (a) the reservations, limitations, provisos and conditions expressed in any original grant from the Crown and any statutory exceptions to title; (b) inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, warehousemen, carriers and others arising in the ordinary course of business consistent with past practice in respect of the construction, maintenance, repair, or operation or storage of real or immovable, or personal or movable property; (c) easements, servitudes, restrictions, restrictive covenants, party wall agreements, rights of way, licenses, permits and other similar rights in real or immovable property (including easements, servitudes, rights of way and agreements for sewers, drains, gas and water mains or electric light and power or telephone, telecommunications or cable conduits, poles, wires and cables) that in each case do not materially impact the use of such property as it is being used at the date hereof; (d) Liens for Taxes, assessments or governmental charges or levies which relate to obligations not yet due and delinquent or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP in the consolidated balance sheet of the Company included in the Company's Current Public Disclosure Record; (e) zoning and building by-laws and ordinances, regulations made by public authorities and other restrictions affecting or controlling the use, marketability or development of real or immovable property that in each case do not materially impact the use of such property as it is being used at the date hereof; (f) agreements with any municipal, provincial or federal governments or authorities and any public utilities or private suppliers of services, including subdivision agreements, development agreements, site control agreements, engineering, grading or landscaping agreements and similar agreements that in each case do not materially impact the use of such property as it is being used at the date hereof; (g) Liens against furniture, leasehold improvements and equipment securing indebtedness to finance the acquisition of such furniture, leasehold improvements and equipment; and (h) such other imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties;

"person" includes an individual, firm, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, venture capital fund, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

"Plan of Arrangement" means the plan of arrangement, substantially in the form of Schedule B hereto, and any amendments or variations thereto made in accordance with Section 9.11 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order with the written consent of the Company and the Purchaser, each acting reasonably;

"Pre-Acquisition Reorganization" has the meaning ascribed thereto in Section 5.2;

"Prior Incentive Plan" means the special incentive plan of the Company as it existed immediately prior to the adoption of the LTIP;

"Proceeding" means any claim, action, suit, proceeding, arbitration, mediation or investigation, assessment or reassessment, whether civil, criminal, administrative or investigative;

"Process Agent" has the meaning ascribed thereto in Section 9.2(2);

"Registered Intellectual Property" means all Canadian, United States and foreign Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by a Governmental Entity;

"Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, Permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made), waivers, early terminations, authorizations, clearances, or written confirmations of no intention to initiate legal proceedings from Governmental Entities, in each case required to consummate the transactions contemplated by this Agreement;

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, depositing, spraying, burying, abandoning, seeping, dumping or disposing of a Hazardous Material;

"Representatives" has the meaning ascribed thereto in Section 7.2(1);

"Routine Purchase Orders" means purchase orders issued by the Company or a subsidiary to (a) subcontractors for the purchase of masks; (b) foundries for the production of wafers; and (c) assembly or test service providers for the assembly and test of semiconductors;

"Securities Act" means the Securities Act (Ontario), as amended;

"Securities Authorities" means the Ontario Securities Commission and the applicable securities commissions and other securities regulatory authorities in each of the other provinces and territories of Canada other than Quebec and Nunavut;

"Securities Laws" means the Securities Act and all other applicable Canadian provincial and territorial securities laws, rules and regulations and published policies thereunder and the rules of the Exchange applicable to companies listed thereon;

"Shareholder Rights Plan" means the amended and restated shareholder rights plan agreement dated as of April 6, 2011 between the Company and CIBC Mellon Trust Company, as amended and restated from time to time;

"Shareholders" means the registered or beneficial holders of the Shares, as the context requires;

"Shares" means the common shares in the capital of the Company;

"Special Committee" means the special committee of the Board of Directors formed in connection with the Company's evaluation of strategic alternatives;

"Stock Option Plan" means the stock option plan of the Company effective July 24, 2000, as amended, restated and/or supplemented;

"subsidiary" has the meaning ascribed thereto in National Instrument 45-106;

"Superior Proposal" means a bona fide unsolicited written Acquisition Proposal not obtained in breach of Section 7.2 to acquire not less than 100% of the outstanding Shares (or all or substantially all of the assets of the Company on a consolidated basis) that the Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, is a transaction (a) (not assuming away any risk of non-completion) reasonably capable of being completed in accordance with its terms without significant additional delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal; (b) that if consummated in accordance with its terms (but not assuming away any risk of non-completion) is on terms and conditions more favourable, from a financial point of view, to the holders of Shares than the terms and conditions of the transaction contemplated by this Agreement (after giving effect to any changes to the terms of this Agreement proposed by the Purchaser in response to such Acquisition Proposal pursuant to Section 7.2), taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal; and (c) that is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal is reasonably likely to be obtained;

"Tax Act" means the Income Tax Act (Canada), as amended;

"Tax Returns" means all reports, forms, elections, declarations, designations, schedules, agreements, statements, estimates, declarations of estimated tax, information statements, returns and all other similar documents required by Law to be filed with or provided to a Governmental Entity with respect to Taxes or Tax information reporting, including any claims for refunds of Taxes, and any amendments or supplements of the foregoing;

"Taxes" means any and all domestic and foreign federal, state, provincial, municipal and local taxes, assessments, reassessments and other governmental charges, duties, impositions and liabilities of any kind imposed by any Governmental Entity, including tax instalment payments, unemployment insurance contributions and employment insurance contributions, Canada Pension Plan and provincial pension contributions (and similar foreign plans), worker's compensation and deductions at source, and including taxes based on or measured by gross receipts, income, profits, sales, capital, use and occupation, and including goods and services, value added, ad valorem, sales, use, capital, transfer, franchise, non-resident withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts;

"Termination Fee" has the meaning ascribed thereto in Section 7.3(2);

"Termination Fee Event" has the meaning ascribed thereto in Section 7.3(2);

"Third-Party Software" has the meaning ascribed thereto in paragraph (y) of Schedule C; and

"Trust Account" has the meaning ascribed thereto in the LTIP.

1.2       Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections, paragraphs, clauses and Schedules and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph, clause or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph, clause or Schedule, respectively, bearing that designation in this Agreement.

1.3       Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4       Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day. In this Agreement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively.

1.5       Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in, and all payments provided for herein shall be made in, Canadian currency and "Cdn$" or "$" refers to Canadian dollars.

1.6       Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of the Company shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with GAAP.

1.7       Knowledge

In this Agreement, unless otherwise stated, references to "the knowledge of the Company" means the actual knowledge, after reasonable internal inquiry in their capacity as officers of the Company and not in their personal capacity of the following officers of the Company: Chief Executive Officer; Chief Financial Officer; Senior Vice-President & General Manager, Mixed Signal and Optical Products; Senior Vice-President, Human Resources; Senior Vice-President, General Counsel and Corporate Secretary; Senior Vice-President, Global Sales; General Manager, Snowbush IP; and Vice-President, Manufacturing.

1.8       Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	-	Arrangement Resolution
Schedule B	-	Plan of Arrangement
Schedule C	-	Representations and Warranties of the Company
Schedule D	-	Representations and Warranties of the Parent and the Purchaser

1.9       Other Definitional and Interpretive Provisions

    (a)
    References in this Agreement to the words "include", "includes" or "including" shall be deemed to be followed by the words "without limitation" whether or not they are in fact followed by those words or words of like import.

    (b)
    The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

    (c)
    Any capitalized terms used in the Company Disclosure Letter, any exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

    (d)
    References to any agreement, contract or plan are to that agreement, contract or plan as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Any reference in this Agreement to any person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns of that person.

    (e)
    References to a particular statute or Law shall be to such statute or Law and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time.

ARTICLE II
THE ARRANGEMENT

2.1       Arrangement

The Company, the Parent and the Purchaser agree that the Arrangement shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2       Interim Order

The Company agrees that as soon as reasonably practicable after the date hereof, and in any event no later than March 2, 2012, the Company shall apply, in a manner acceptable to the Purchaser, acting reasonably, pursuant to Section 182 of the OBCA and, in co-operation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, the terms of which are acceptable to the Parent and the Purchaser, each acting reasonably, which shall provide, among other things:

    (a)
    for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which notice is to be provided;

    (b)
    that the requisite approval for the Arrangement Resolution shall be (i) two-thirds of the votes cast on the Arrangement Resolution by the Shareholders present in person or represented by proxy at the Company Meeting; and (ii) such other approval as is required by MI 61-101;

    (c)
    that, in all other respects, the terms, restrictions and conditions of the Company's articles and by-laws, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

    (d)
    for the grant of the Dissent Rights;

    (e)
    for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

    (f)
    that the Company Meeting may be adjourned or postponed from time to time by the Company without the need for additional approval of the Court; and

    (g)
    that the record date for Shareholders entitled to vote at the Company Meeting shall not change in respect of any adjournment(s) or postponement(s) of the Company Meeting, unless required by applicable Law.

2.3       The Company Meeting

(1)       Subject to the terms of this Agreement and the Interim Order and provided that this Agreement has not been terminated in accordance with its terms, the Company agrees to convene and conduct the Company Meeting in accordance with the Interim Order, the Company's articles and by-laws and applicable Laws on or before April 6, 2012 (but not earlier than March 12, 2012) and not to propose to adjourn or postpone the Company Meeting without the prior written consent of the Purchaser:

    (a)
    except as required for quorum purposes or by applicable Law or by a Governmental Entity;

    (b)
    except as required under Section 7.1(2) or Section 7.2(9) of this Agreement or as otherwise permitted under this Agreement; or

    (c)
    except for an adjournment for the purpose of attempting to obtain the requisite approval of the Arrangement Resolution.

(2)       Notwithstanding the receipt by the Company of a Superior Proposal in accordance with Section 7.2, a Change in Recommendation in accordance with Section 7.2(6) or any other intervening event and provided that this Agreement has not been terminated in accordance with its terms, unless otherwise agreed in writing by the Purchaser, the Company shall take all steps necessary to hold the Company Meeting and to cause the Arrangement Resolution to be voted on at the Company Meeting and shall not propose to adjourn or postpone the Company Meeting other than as contemplated by Section 2.3(1).

(3)       Subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution, including, if so requested by the Purchaser, acting reasonably, using dealer and proxy solicitation services and cooperating with any persons engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution; provided, however, if the Company makes any Change in Recommendation in accordance with Section 7.2(6), it shall remain obligated to solicit proxies, but shall no longer be obligated to recommend approval of the Arrangement Resolution.

(4)       The Company shall give notice to the Purchaser of the Company Meeting and allow the Purchaser's representatives and legal counsel to attend the Company Meeting.

(5)       The Company shall advise the Purchaser as the Purchaser may reasonably request, and at least on a daily basis on each of the last five business days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution.

(6)       The Company shall promptly advise the Purchaser of any written notice of dissent or purported exercise by any Shareholder of Dissent Rights received by the Company in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws, any written communications sent by or on behalf of the Company to any Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution. The Company shall not make any payment or settlement offer, or agree to any such settlement, prior to the Effective Time with respect to any such notice of dissent or purported exercise of Dissent Rights unless the Purchaser shall have given its prior written consent to such payment, settlement offer or settlement as applicable.

2.4       The Company Circular

(1)       Subject to compliance by the Purchaser and/or the Parent with this Section 2.4, promptly after the execution of this Agreement, the Company shall prepare and complete the Company Circular together with any other documents required by the OBCA, Securities Laws and other applicable Laws in connection with the Company Meeting and the Arrangement, and the Company shall, as promptly as reasonably practicable after obtaining the Interim Order, cause the Company Circular and other documentation required in connection with the Company Meeting to be filed and to be sent to each Shareholder and other persons as required by the Interim Order and applicable Laws, in each case so as to permit the Company Meeting to be held within the time required by Section 2.3(1).

(2)       The Company shall ensure that the Company Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Company Circular shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information furnished by the Parent, the Purchaser or their affiliates) and shall provide the Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting. Subject to Section 7.2(10), the Company Circular shall include the recommendation of the Board of Directors that the Shareholders vote in favour of the Arrangement Resolution.

(3)       The Purchaser and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Company Circular and other documents related thereto, and reasonable consideration shall be given to any comments made by the Purchaser and its counsel, provided that all information relating solely to the Purchaser, the Parent or their affiliates included in the Company Circular shall be in form and content satisfactory to the Purchaser, acting reasonably.

(4)       The Purchaser and the Parent shall furnish to the Company all such information concerning the Purchaser, the Parent and their respective affiliates and any financing sources, as applicable, as may be reasonably required by the Company in the preparation of the Company Circular and other documents related thereto, and the Purchaser and the Parent shall ensure that no such information shall contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Company Circular in order to make any information so furnished not misleading in light of the circumstances in which it is disclosed.

(5)       The Purchaser and the Parent shall jointly and severally indemnify and save harmless the Company, its subsidiaries and their respective directors, officers, employees, agents, advisors and representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Company, any subsidiary or any of their respective directors, officers, employees, agents, advisors or representatives may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

    (a)
    any misrepresentation or alleged misrepresentation in any information included in the Company Circular that is provided by the Purchaser, the Parent or their affiliates in writing for the purpose of inclusion in the Company Circular; and

    (b)
    any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any misrepresentation or any alleged misrepresentation in any information related solely to the Purchaser, the Parent or their affiliates and provided by the Purchaser, the Parent or their affiliates in writing for the purpose of inclusion in the Company Circular.

(6)       The Company, the Purchaser and the Parent shall promptly notify each other if at any time before the Effective Date it becomes aware that the Company Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Company Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the Company Circular, as required or appropriate, and the Company shall, subject to compliance by the Purchaser and/or the Parent with this Section 2.4, and, if required by the Court or applicable Laws, promptly mail or otherwise publicly disseminate any amendment or supplement to the Company Circular to the Shareholders and file the same with the Securities Authorities and as otherwise required.

2.5       Final Order

If the Interim Order is obtained, the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order and as required by applicable Law, and subject to the terms of this Agreement, the Company shall as soon as reasonably practicable thereafter take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA.

2.6       Court Proceedings

Subject to the terms and conditions of this Agreement, the Purchaser and the Parent shall co-operate with, assist and consent to the Company seeking the Interim Order and the Final Order, including by providing to the Company on a timely basis any information required to be supplied by the Purchaser and the Parent concerning the Purchaser and the Parent or their respective affiliates in connection therewith. The Company shall provide legal counsel to the Purchaser with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement and reasonable consideration shall be given to any comments made by the Purchaser and its legal counsel. The Company shall also provide legal counsel to the Purchaser on a timely basis with copies of any notice of appearance and evidence served on the Company or its legal counsel in respect of the application for the Final Order or any appeal therefrom. In addition, the Company will not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Company is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

2.7       Stock Options, DSUs and LTIP Shares

(1)       In accordance with the Plan of Arrangement, at the time specified in the Plan of Arrangement, each In-The-Money Option shall be exercisable for up to the previously unexercised portion of the Designated Number of Shares (as defined in the Stock Option Plan or stock option agreement governing such Option) which may be purchased under the Option, notwithstanding and without regard to the limitations contained in Section 4.1(a) of the Stock Option Plan or any other vesting provision applicable to such Option in accordance with the Stock Option Plan or stock option agreement, as applicable, immediately following which each In-The-Money Option that is outstanding and has not been duly exercised prior to the Effective Time, without any further action by or on behalf of any holder of such In-The-Money Option and without any payment except as provided in the Plan of Arrangement, and subject to (for greater certainty) applicable withholdings and other source deductions in accordance with Section 2.11, shall be disposed of to the Company in consideration for a cash payment by the Company equal to the product obtained by multiplying (i) the amount by which the Consideration exceeds the exercise price per Share of such In-The-Money Option by (ii) the number of unexercised Shares underlying each such In-The-Money Option. Each Option issued and outstanding immediately prior to the Effective Time shall thereafter be immediately cancelled. The Company shall be permitted to and shall take all reasonable steps as may be necessary or desirable to give effect to the foregoing.

(2)       In accordance with the Plan of Arrangement, at the time specified in the Plan of Arrangement, and notwithstanding any contingent vesting or other provisions to which a DSU might otherwise have been subject, and without any further action by or on behalf of any holder of such DSU and without any payment except as provided in the Plan of Arrangement, the Company shall deliver or cause to be delivered to each holder of a DSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) a cash payment in an amount equal to the Consideration for each such DSU held by the holder, subject to (for greater certainty) applicable Tax withholdings and other source deductions in accordance with Section 2.11. For greater certainty, as specified in the Plan of Arrangement, each holder of a DSU that is subject to U.S. federal income tax (including directors who are U.S. citizens or U.S. residents) shall not receive any cash payment in respect of such DSUs prior to the date that is 30 days before the Entitlement Date (as defined in Sections 5.1 and 7.1.1 of the DSU Plan) and if any such holder is a Specified Employee (as defined in the DSU Plan) at the time of his Termination Date (as defined in Section 7.1.1 of the DSU Plan), such payment shall be delayed in accordance with Section 7.1.9 of the DSU Plan. Each DSU issued and outstanding immediately prior to the Effective Time shall be cancelled at the time specified in the Plan of Arrangement and all agreements related thereto shall be terminated. The Company shall be permitted to and shall take all reasonable steps as may be necessary or desirable to give effect to the foregoing.

(3)       In accordance with the Plan of Arrangement, at the time specified in the Plan of Arrangement, notwithstanding the terms of the LTIP, and without any further action by or on behalf of any Participant or the LTIP Trustee: (a) each Participant's Trust Account shall be deemed to be vested and each LTIP Share shall be deemed to be released by the LTIP Trustee to the Participant to whose Trust Account such LTIP Share had been credited; and (b) the LTIP Trustee shall disburse to each Participant any assets, other than LTIP Shares, credited to the Participant's Trust Account, subject to (for greater certainty) applicable withholdings and other source deductions in accordance with Section 2.11. In accordance with the Plan of Arrangement, at the time specified in the Plan of Arrangement, each LTIP Share shall then be transferred from the Participant to the Purchaser in exchange for the Consideration from the Purchaser, subject to (for greater certainty) applicable withholdings and other source deductions in accordance with Section 2.11. The Company shall be permitted to and shall take all reasonable steps as may be necessary or desirable to give effect to the foregoing.

2.8       Performance of the Purchaser

The Parent unconditionally and irrevocably guarantees, and covenants and agrees to be jointly and severally liable with the Purchaser for, the due and punctual performance of each and every obligation, covenant and agreement of the Purchaser arising under this Agreement and the Arrangement, including providing the Depositary with sufficient funds under Section 2.10 to pay the aggregate Consideration for all of the Shares to be acquired pursuant to the Arrangement and to fund the payments of the aggregate amount required to be paid by the Company in respect of the In-The-Money Options and DSUs under the Plan of Arrangement and any other amounts required to be paid by the Purchaser or the Parent in connection with the transactions contemplated by this Agreement and all related fees and expenses for which the Purchaser or Parent is responsible under the terms of this Agreement (all in accordance with the terms of this Agreement) and any amount of any judgment or award made against the Purchaser for the benefit of the Company. The Parent shall cause the Purchaser to comply with all of the Purchaser's obligations under or relating to the Arrangement and the transactions contemplated by this Agreement.

2.9       Articles of Arrangement and Effective Date

The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement attached to this Agreement as Schedule B and any amendments or variations thereto made in accordance with Section 9.11 or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably. On the second business day after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, and subject to applicable Law, of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date and the condition in Section 6.3(c), but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date) set forth in Article VI, unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed by the Company with the Director, provided that the Company shall not be required to file the Articles of Arrangement with the Director unless the Company has received written confirmation, in form satisfactory to it, from the Depositary that it has received the funds referred to in Section 2.10. Subject to the terms hereof, the Company shall specify in a written notice to the Purchaser the date the Articles of Arrangement are to be filed (the "Filing Date"), which date shall not be less than two business days following the date that such notice is provided. From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by applicable Law, including the OBCA. The closing of the transactions contemplated hereby shall take place at the offices of Blake, Cassels & Graydon LLP or at such other location as may be agreed upon by the Parties.

2.10     Payment of Consideration

On or prior to the Filing Date (and prior to the filing of the Articles of Arrangement), the Purchaser shall provide the Depositary: (a) with sufficient funds in escrow (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably and, in any event, be subject to the satisfaction or, where not prohibited, the waiver by the Party or Parties in whose favour the condition is, of the conditions set forth in Article VI at the Effective Time and receipt of the Certificate of Arrangement) to pay the aggregate Consideration for all of the Shares to be acquired pursuant to the Arrangement; and (b) with sufficient funds in escrow (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably and, in any event, be subject to the satisfaction or, where not prohibited, the waiver by the Party or Parties in whose favour the condition is, of the conditions set forth in Article VI at the Effective Time and receipt of the Certificate of Arrangement) to pay in full the aggregate consideration payable in respect of the In-The-Money Options and DSUs pursuant to the Arrangement in accordance with Section 2.7.

2.11     Tax Withholdings and Other Source Deductions

Each of the Company, Parent, Purchaser, the Depositary and the LTIP Trustee shall be entitled to deduct and withhold from any amounts payable to any person pursuant to this Agreement and under the Plan of Arrangement such amounts as are required to be deducted or withheld with respect to such payment under the Tax Act or any provision of any other applicable Law. To the extent that amounts are so withheld or deducted and remitted to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement and the Plan of Arrangement as having been paid to such person as the remainder of the payment in respect of which such deduction and withholding were made.

2.12     Elections Regarding Options

The Parent, the Purchaser and the Company each acknowledges and agrees that the Company and all persons not dealing at arm's length with the Company will forego any deduction under the Tax Act with respect to the cash payment to be made by the Company to holders of In-The-Money Options as described in Section 2.7 of this Agreement and pursuant to the Plan of Arrangement. To effect the foregoing, the Company shall timely comply with the requirements described in subsection 110(1.1) of the Tax Act, including making and filing appropriate elections and delivering written notice of such elections to such holders of In-The-Money Options in accordance with the requirements set out in the Tax Act.

 ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1       Representations and Warranties of the Company

(1)       Except as disclosed in the Company Disclosure Letter, the Company hereby represents and warrants to and in favour of the Parent and the Purchaser as set forth in Schedule C and acknowledges that the Parent and the Purchaser are relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)       Except for the representations and warranties set forth in Schedule C, including the related disclosures in the Company Disclosure Letter, neither the Company nor any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation as to the accuracy or completeness of any information regarding the Company furnished or made available to the Parent, the Purchaser, or any officer, director, employee, representative (including any financial or other advisor) or agent of either the Parent, the Purchaser or any of their subsidiaries (including any information, documents or material made available in the Data Room, information memoranda, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising in Law.

3.2       Company Disclosure Letter

Contemporaneously with the execution and delivery of this Agreement, the Company is delivering to the Purchaser the Company Disclosure Letter required to be delivered pursuant to this Agreement, which sets out the disclosures, exceptions and exclusions contemplated or permitted by this Agreement, including certain exceptions and exclusions to the representations and warranties and covenants of the Company contained in this Agreement. The disclosure of any item in the Company Disclosure Letter (other than in the index of documents appended thereto) shall constitute disclosure or, as applicable, exclusion of that item for the Company Disclosure Letter where the relevance of that item as an exception to (or a disclosure for the purposes of) any representations and warranties and covenants is reasonably apparent. The Company shall be permitted to include an express cross-reference to an item in the Company's Public Disclosure Record in the Company Disclosure Letter provided that no qualification or disclosure shall be made by reference to the risk factors or forward-looking statements sections of the Company's Public Disclosure Record.

3.3       Survival of Representations and Warranties of the Company

The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT
AND THE PURCHASER

4.1       Representations and Warranties of the Parent and the Purchaser

(1)       Each of the Parent and the Purchaser hereby jointly and severally represents and warrants to and in favour of the Company as set forth in Schedule D and acknowledges that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)       Except for the representations and warranties set forth in Schedule D, none of the Parent, the Purchaser nor any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of either the Parent or the Purchaser, including any representation as to the accuracy or completeness of any information regarding either the Parent or the Purchaser furnished or made available to the Company or its Representatives or as to the future revenue, profitability or success of either the Parent or the Purchaser, or any representation or warranty arising in Law.

4.2       Survival of Representations and Warranties of the Parent and the Purchaser

The representations and warranties of the Parent and the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE V
COVENANTS OF COMPANY, THE PARENT AND THE PURCHASER

5.1       Covenants of the Company Regarding the Conduct of Business

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (a) as set out in Schedule 5.1 of the Company Disclosure Letter; (b) as required or permitted by or arising out of this Agreement; (c) as required by applicable Law or by a Governmental Entity; or (d) with the prior written consent of the Purchaser (which consent shall not be unreasonably delayed, and in respect of Section 5.1(f), Section 5.1(g), Section 5.1(h), Section 5.1(i), Section 5.1(j), Section 5.1(n) or Section 5.1(q), which consent shall not be unreasonably withheld, conditioned or delayed, and in any event, the Purchaser shall respond within five business days of any request for consent), the Company shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice, and shall use its commercially reasonable efforts to maintain its business organization and goodwill and assets to keep available the services of its employees and to maintain satisfactory relationships with others having business relationships with the Company, to comply in all material respects with the terms of all Material Contracts and with applicable Laws and not make any material change in its business, assets, liabilities, operations, capital or affairs. Without limiting the generality of the foregoing, during such above-mentioned time period and subject to such above-mentioned exceptions, the Company shall not, nor shall it permit any of its subsidiaries to directly or indirectly:

    (a)
    amend its articles or by-laws or similar constating documents;

    (b)
    split, combine or reclassify any shares of the Company, or declare, set aside or pay any dividends or make any other distributions payable in cash, securities, property or otherwise, other than ordinary course quarterly dividends of the Company in amounts consistent with past practice, and other than dividends or distributions from a subsidiary of the Company to the Company or to a wholly-owned subsidiary of the Company;

    (c)
    redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries, except for (i) the acquisition of shares of capital stock of any wholly-owned subsidiary of the Company by the Company or by any other wholly-owned subsidiary of the Company; (ii) the acquisition of Shares by the LTIP Trustee in accordance with the LTIP and for the purpose of acquiring Shares for directors of the Company who receive Shares on account of directors' fees in accordance with the terms of the directors' compensation practices in existence as of the date hereof including, for greater certainty, in connection with the payment of dividends or other distributions on Shares held by the LTIP Trustee; and (iii) the acquisition of Shares by the Administrative Agent in accordance with the ESPP;

    (d)
    issue, deliver or sell, or grant any Lien with respect to, or authorize the issuance, delivery, sale or grant of any Lien with respect to, any shares of capital stock, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock of the Company or any of its subsidiaries, or any DSUs, other than: (i) the issuance of Shares on the exercise of Options outstanding on the date hereof under the Stock Option Plan; (ii) the issuance of any shares of capital stock of any wholly-owned subsidiary of the Company to the Company or any other wholly-owned subsidiary of the Company; (iii) any grant of DSUs in connection with the payment of dividends or other distributions on Shares or in lieu of cash compensation otherwise payable in accordance with the Company's directors' compensation practices in existence as at the date hereof, all in accordance with the DSU Plan; (iv) the acquisition of Shares by the LTIP Trustee in accordance with the LTIP and for the purpose of acquiring Shares for directors of the Company who receive Shares on account of directors' fees, in accordance with directors' compensation policies in existence as of the date hereof including, for greater certainty, in connection with the payment of dividends or other distributions on Shares held by the LTIP Trustee; and (v) the acquisition of Shares by the Administrative Agent in accordance with the ESPP;

    (e)
    adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation, reorganization or winding up of the Company or any of its subsidiaries or reorganize, amalgamate or merge the Company or any of its subsidiaries with any other person;

    (f)
    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses having a cost, on a per transaction or series of related transactions basis, in excess of $2 million and subject to a maximum of $3 million, in the aggregate for all such transactions, other than (i) Routine Purchase Orders in the ordinary course of business consistent with past practice; or (ii) the acquisition of inventory or other assets, for resale or use by the Company and/or any of its subsidiaries or their respective customers in connection with the ordinary course of business consistent with past practice;

    (g)
    sell, lease or otherwise transfer, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses, having a cost or providing proceeds, as applicable, on a per transaction or series of related transactions basis, in excess of $2 million and subject to a maximum of $3 million in the aggregate for all such transactions, other than for greater certainty, (i) the sale, lease or other use or transfer of inventories in the ordinary course of business consistent with past practice; or (ii) in respect of obsolete, damaged or destroyed assets;

    (h)
    make, in one transaction or in a series of related transactions, any loans, advances or capital contributions to, or investments in, in an amount on a per transaction or series of related transactions basis in excess of $2 million individually and $3 million in the aggregate, to or in any person, other than the Company or any wholly-owned subsidiary of the Company;

    (i)
    prepay any long-term indebtedness before its scheduled maturity or create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof in an amount, on a per transaction or series of related transactions basis, in excess of $2 million individually and $3 million in the aggregate, other than (i) indebtedness for borrowed money owing by one wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company or of the Company to a wholly-owned subsidiary of the Company; or (ii) in connection with the refinancing of indebtedness for borrowed money outstanding on the date hereof;

    (j)
    except as may be required by applicable Law or the terms of any existing Company Plan or any existing agreement in writing as of the date hereof: (i) increase any severance, change of control, bonus or termination pay to (or amend any existing arrangement with) any Company Employee or any director or officer of the Company or any of its subsidiaries; (ii) increase the benefits payable under any existing severance or termination pay policies or employment agreements with any current or former director or officer of the Company or, other than in the ordinary course of business consistent with past practice, any Company Employee (other than a director or officer); (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer of the Company or, other than in the ordinary course of business consistent with past practice, any Company Employee (other than a director or officer); (iv) increase compensation, bonus levels or other benefits payable to any director or officer of the Company or any of its subsidiaries or, other than in the ordinary course of business consistent with past practice, any Company Employee (other than a director or officer); (v) loan or advance money or other property by the Company or its subsidiaries to any of their present or former directors, officers or Company Employees; (vi) establish, adopt, enter into, amend or terminate any Company Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date hereof) or collective bargaining agreement; (vii) grant any equity or equity-based awards; or (viii) increase, or agree to increase, any funding obligation or accelerate, or agree to accelerate, the timing of any funding contribution under any Company Plan;

    (k)
    make any material change in the Company's methods of accounting, except as required by GAAP, or in connection with the Company's transition to International Financial Reporting Standards in accordance with Securities Laws, or pursuant to written instructions, comments or orders from any applicable Securities Authority, which instructions, comments, or orders shall have been disclosed to the Purchaser;

    (l)
    waive, release, assign, settle or compromise any Proceeding in a manner that could require a payment by, or release another person of an obligation to, the Company or any of its subsidiaries of $3 million individually, or $5 million in the aggregate, or which could reasonably be expected to have a Material Adverse Effect or to adversely affect in any material respect the ability of the Company to complete the transactions contemplated by this Agreement;

    (m)
    (i) fail to duly and timely file, in accordance with applicable Laws, all Tax Returns required to be filed by it on or after the date hereof; (ii) fail to timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable except for any Taxes contested in good faith pursuant to applicable Laws; (iii) make or rescind any material election relating to Taxes; (iv) make a request for a tax ruling or enter into a closing agreement with any taxing authorities; (v) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and (vi) change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the tax year ending November 30, 2010, except as may be required by applicable Laws;

    (n)
    except as set forth in the Company Disclosure Letter, enter into any contract which would be a Material Contract if in existence on the date hereof (other than the renewal of a contract in existence on the date hereof on terms materially consistent with terms in existence on the date hereof) or terminate, fail to renew, cancel, waive, release, assign, grant or transfer any rights of material value or amend, modify or change in any material respect any existing Material Contract;

    (o)
    make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its Permits;

    (p)
    for greater certainty, except as contemplated in Section 7.7, amend, modify or terminate in any material respect any material insurance policy of the Company and its subsidiaries, taken as a whole, in effect on the date of this Agreement, except for scheduled renewals of any insurance policy of the Company or any subsidiary in effect on the date hereof in the ordinary course of business consistent with past practice;

    (q)
    make or commit to make capital expenditures in excess of $2 million in the aggregate;

    (r)
    knowingly take any action or enter into any transaction, other than a transaction contemplated by this Agreement (including, for greater certainty, any Pre-Acquisition Reorganization) or a transaction undertaken in the ordinary course of business consistent with past practice, that could reasonably be expected to have the effect of materially reducing or eliminating the amount of the tax cost "bump" pursuant to paragraphs 88(1)(c) and (d) of the Tax Act otherwise available to the Purchaser and its successors and assigns in respect of the non-depreciable capital properties owned by the Company and its subsidiaries as of the date of this Agreement or acquired by such entities subsequent to the date of this Agreement in accordance with the terms of this Agreement, without first consulting with the Parent and the Company will use its commercially reasonable efforts to address the reasonable concerns of the Parent in regards to such provisions prior to taking or allowing a subsidiary to take such action or transaction;

    (s)
    fail to make any necessary submissions, recordals, renewals, registrations and payment of fees in respect of pending applications or existing registrations related to the Company Registered Intellectual Property in the ordinary course of business, consistent with past practice; or

    (t)
    agree, resolve or commit to do any of the foregoing.

5.2       Reorganization

The Company agrees that, upon request by the Parent, the Company shall and shall cause each of its subsidiaries to (i) effect such reorganizations of its business (including for tax purposes), operations and assets or such other transactions as the Parent may request, acting reasonably (each a "Pre-Acquisition Reorganization") and (ii) co-operate with the Parent and its Representatives in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that:

    (a)
    any Pre-Acquisition Reorganization shall not become effective unless the Purchaser shall have waived or confirmed in writing the satisfaction of all conditions in its favour in Section 6.1 and Section 6.2 and shall have confirmed in writing that it is prepared to promptly without condition (other than the satisfaction of the condition contemplated by Section 6.2(a)) proceed to effect the Arrangement;

    (b)
    the Pre-Acquisition Reorganizations are not prejudicial to the Company, any subsidiary of the Company or the Shareholders in any material respect;

    (c)
    the Pre-Acquisition Reorganizations do not unreasonably interfere in the ongoing operations of the Company or any of the subsidiaries of the Company;

    (d)
    the Pre-Acquisition Reorganizations do not result in (i) any material breach by the Company of any existing contract or commitment of the Company; or (ii) a breach of any Law;

    (e)
    the Pre-Acquisition Reorganizations do not require the approval of the Shareholders;

    (f)
    the Pre-Acquisition Reorganizations would not reasonably be expected to impede or delay the completion of the Arrangement or the ability of the Purchaser to obtain the Financings; and

    (g)
    the Company and its subsidiaries shall not be obligated to take any action that could result in any Taxes being imposed on, or any adverse Tax or other consequences to, any securityholder of the Company incrementally greater than the Taxes or other consequences to such party in connection with the Arrangement in the absence of any Pre-Acquisition Reorganization.

The Parent shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least ten (10) business days prior to the Effective Date. Upon receipt of such notice, the Parent and the Company shall work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Date all documentation necessary and all such other acts and things as necessary to give effect to such Pre-Acquisition Reorganization. The Parent and the Purchaser agree to waive any breach of a representation, warranty or covenant by the Company where such breach is a result of an action taken by the Company or its subsidiary in good faith pursuant to a request by the Parent in accordance with this Section 5.2. The Parent and the Purchaser shall indemnify the Company, its subsidiaries and their respective officers, directors and employees (to the extent that such employees are assessed with statutory liability thereto) for all direct and indirect costs or losses, including any adverse Tax consequences, out-of-pocket costs and expenses, including out-of-pocket legal fees and disbursements, incurred in connection with any proposed Pre-Acquisition Reorganization or the unwinding of any Pre-Acquisition Reorganization.

5.3       Covenants of the Company Regarding the Performance of Obligations

Subject to the terms and conditions of this Agreement, the Company shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by the Company or any of its subsidiaries under this Agreement, and co-operate with the Parent and the Purchaser in connection therewith, in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause its subsidiaries to:

    (a)
    use commercially reasonable efforts to obtain the requisite approvals of the Shareholders to the Arrangement Resolution including submitting the Arrangement Resolution for approval by the Shareholders at the Company Meeting in accordance with Section 2.3(1), except to the extent that the Board of Directors has withdrawn, modified or qualified its recommendation to the Shareholders in accordance with the terms of this Agreement;

    (b)
    promptly advise the Purchaser orally and, if then requested, in writing of any event, change or development that has or is reasonably expected to have a Material Adverse Effect in respect of the Company or resulted in any material adverse change in any fact set forth in the Company Disclosure Letter;

    (c)
    use commercially reasonable efforts to assist in effecting the resignations of the Company directors and cause them to be replaced following the issuance of the Articles of Arrangement but as of the Effective Date by persons nominated by the Purchaser;

    (d)
    use commercially reasonable efforts to obtain all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments and modifications to the Material Contracts that are necessary to permit the consummation of the transactions contemplated by this Agreement or required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement, in each case on terms satisfactory to the Purchaser, acting reasonably and without paying or providing a commitment to pay any consideration in respect thereof without the prior written consent of the Purchaser;

    (e)
    provide lists of beneficial and registered holders of the Shares and any geographical reports prepared by its transfer agent in the possession of the Company and a list of holders of the Options, as well as a security position listing from each depositary, including CDS Clearing and Depository Services Inc., and deliver any such lists to the Purchaser promptly following the date hereof and promptly deliver to the Purchaser upon demand thereafter supplemental lists setting out changes thereto; and

    (f)
    use commercially reasonable efforts to defend and upon request of the Purchaser take all commercially reasonable steps to resolve, in consultation with the Purchaser, all lawsuits or other legal, regulatory or other proceedings or disputes relating to this Agreement or the Arrangement, including any proceedings or disputes with respect to any dissident Shareholder or proxy solicitation matters to which it or its subsidiaries is a party or by which it or they are affected, and will consult with and permit the Purchaser to participate in any discussions with and in formulating strategies for responding to any dissident Shareholders provided that the Company shall not enter into any settlement of any such matters without the Purchaser's prior written consent.

5.4       Covenants of the Parent regarding the Performance of Obligations

(1)       Subject to the terms and conditions of this Agreement, the Parent shall, and shall cause its subsidiaries, including the Purchaser, to perform all obligations required to be performed by Parent or the Purchaser under this Agreement, co-operate with the Company in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing or the obligations in Section 2.10 of this Agreement, the Parent shall ensure that the Purchaser will, by the Effective Date, have sufficient funds to pay the aggregate Consideration for all Shares and fund the payment of the aggregate amount payable in respect of In-The-Money Options and DSUs pursuant to the Arrangement in accordance with the terms of this Agreement, and to make all other payments required to be made by the Parent or the Purchaser in connection with the transactions contemplated by this Agreement and to pay all related fees and expenses required to be paid by the Parent or Purchaser in accordance with the terms hereof.

(2)       Without limiting the generality of this Section 5.4, each of the Parent and the Purchaser shall and where appropriate shall cause their respective subsidiaries to use their reasonable best efforts to consummate any such financing arrangements as may be required (the "Financings") in order to ensure compliance with Section 2.10. The Parent and the Purchaser acknowledge and agree that obtaining the Financings (including, for greater certainty, the Debt Financing) is not a condition to any of their respective obligations hereunder, regardless of the reasons why any Financing is not obtained or whether such reasons are within or beyond the control of either the Purchaser or the Parent. For the avoidance of doubt, if any Financing referred to in this Section 5.4 is not obtained, the Purchaser and the Parent shall continue to be obligated to consummate the transactions contemplated by this Agreement, subject to and on the terms contemplated by this Agreement. Any failure to consummate the Arrangement as a result of the failure by either the Parent or the Purchaser to obtain the Financings referred to in this Section 5.4 shall constitute a breach by the Purchaser and the Parent hereunder.

(3)       The Parent shall, and shall cause its subsidiaries, including the Purchaser, to use reasonable best efforts to consummate and obtain the Debt Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect to the Commitment Letter on the terms and conditions contemplated by the Commitment Letter, which definitive agreements will not materially expand upon the conditions to the receipt of the Debt Financing as set forth in the Commitment Letter, or amend or modify the terms of the Commitment Letter in a manner that would reasonably be expected to impair the ability of the Parent or the Purchaser, as applicable, to consummate the Debt Financing, and (ii) satisfy on a timely basis all conditions contained in the Commitment Letter that are within its control. The Parent shall, and shall cause its subsidiaries, including the Purchaser, to refrain from taking, directly or indirectly, any actions that could reasonably be expected to result in any of the conditions contained in the Commitment Letter or in any definitive agreement related to the Debt Financing, in each case, that are within the Parent's or any such subsidiary's control, not being satisfied. Each of the Parent and the Purchaser shall, in accordance with the confidentiality provisions of the Commitment Letter, deliver to the Company a copy of any definitive agreements and related documents promptly after execution thereof and upon the Company's reasonable request, provide the Company with updates on its discussions and dealings with the Lenders, provided that the Company agrees to abide by the confidentiality provisions therein.

(4)       The Purchaser and the Parent shall, in accordance with the confidentiality provisions of the Commitment Letter, give the Company prompt notice of any change or development with respect to the Debt Financing that would reasonably be expected to impair the ability of the Parent or the Purchaser, as applicable, to consummate the Debt Financing. Without limiting the generality of the foregoing, the Purchaser and the Parent agree to notify the Company promptly (and in any event not later than twenty-four hours after an occurrence), if at any time prior to the Effective Time: (a) the Commitment Letter shall expire or be terminated for any reason; (b) any event occurs that, with or without notice, lapse of time or both, would individually or in the aggregate, constitute a default or breach on the part of the Parent or the Purchaser under any term or condition of the Commitment Letter or any other definitive agreement or documentation referred to in this Section 5.4 or if the Parent or the Purchaser has any reason to believe that either the Parent or the Purchaser shall be unable to satisfy, on a timely basis, any term or condition of the Debt Financing to be satisfied by it, that in each case would reasonably be expected to impair the ability of the Parent or the Purchaser, as applicable, to consummate the Debt Financing; or (c) the Financing Source that is a party to the Commitment Letter advises the Purchaser or the Parent, whether orally or in writing, that such source either no longer intends to provide or underwrite the Debt Financing on the terms set forth in the Commitment Letter.

5.5       Mutual Covenants

(1)       Subject to the terms and conditions of this Agreement, each of the Parent, the Purchaser and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Arrangement and the transactions contemplated by this Agreement as soon as practicable, including:

    (a)
    preparing and filing as promptly as practicable and in any event prior to the expiration of any legal deadline all necessary documents, registrations, statements, petitions, filings and applications to obtain any Regulatory Approvals;

    (b)
    using their commercially reasonable efforts to obtain and maintain all approvals, clearances, consents, registrations, Permits, authorizations and other confirmations required to be obtained from any Governmental Entity that are necessary to permit the consummation of the transactions contemplated by this Agreement, including the Regulatory Approvals;

    (c)
    using commercially reasonable efforts to oppose, lift or rescind any injunction or restraining or other order seeking to stop, or otherwise adversely affecting its ability to consummate, the Arrangement and to defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging this Agreement or the consummation of the transactions contemplated hereby;

    (d)
    using commercially reasonable efforts to satisfy (or cause the satisfaction) of the conditions precedent to its obligations hereunder as set forth in Article VI to the extent the same is within its control; and

    (e)
    carrying out the terms of the Interim Order and Final Order applicable to it and using commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on it or its subsidiaries or affiliates with respect to the transactions contemplated hereby.

(2)       The Parties shall not take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede, delay or impair the completion of the transactions contemplated under this Agreement (including the satisfaction of any condition set forth in Article VI) or any Regulatory Approval except as specifically permitted by this Agreement.

(3)       The Parties shall co-operate in the preparation of any application for the Regulatory Approvals and any other orders, clearances, consents, rulings, exemptions, no-action letters and approvals reasonably deemed by either the Purchaser or the Company to be necessary to discharge their respective obligations under this Agreement or otherwise advisable under applicable Laws in connection with the Arrangement and this Agreement. In connection with the foregoing, each Party shall furnish, on a timely basis, all information as may be reasonably required by the other Parties or by any Governmental Entity to effectuate the foregoing actions, and each covenants that, to its knowledge, no information so furnished by it in writing shall contain a misrepresentation.

(4)       The Parties shall consult with, and consider in good faith any suggestions or comments made by, the other Parties with respect to the documentation relating to the Regulatory Approvals process, provided that, to the extent any such document contains any information or disclosure relating to a Party or any affiliate of a Party, such Party shall have approved such information or disclosure prior to the submission or filing of any such document (which approval shall not be unreasonably withheld or delayed).

(5)       Subject to applicable Laws, the Parties shall co-operate with and keep each other fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals, and shall promptly notify each other of any communication from any Governmental Entity in respect of the Arrangement or this Agreement, and shall not make any submissions or filings, participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, investigations or other inquiries related to the Arrangement or this Agreement unless it consults with the other Parties in advance and, to the extent not precluded by such Governmental Entity, gives the other Parties the opportunity to review drafts of any submissions or filings, or attend and participate in any communications or meetings. Notwithstanding the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before sharing with the other Parties to address reasonable attorney-client or other privilege or confidentiality concerns, provided that external legal counsel to the Purchaser and the Company shall receive non-redacted versions of drafts or final submissions, filings or other written communications to any Governmental Entity on the basis that the redacted information shall not be shared with their respective clients.

(6)       Each of the Purchaser and the Company shall promptly notify the other if at any time before the Effective Time it becomes aware that:

    (a)
    any application for a Regulatory Approval or other filing under applicable Laws made in connection with this Agreement, the Arrangement or the transactions contemplated herein contains a misrepresentation; or

    (b)
    any Regulatory Approval or other order, clearance, consent, ruling, exemption, no-action letter or other approval applied for as contemplated herein which has been obtained contains or reflects or was obtained following submission of any application, filing, document or submission as contemplated herein that contained a misrepresentation, such that an amendment or supplement to such application, filing, document or submission or order, clearance, consent, ruling, exemption, no-action letter or approval may be necessary or advisable. In such case, the Parties shall co-operate in the preparation of such amendment or supplement as required.

(7)       Notwithstanding anything in this Agreement to the contrary, if any objections are asserted with respect to the transactions contemplated hereby under any applicable Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated hereby as violative of or not in compliance with the requirements of any applicable Law, the Parties shall use their commercially reasonable efforts to resolve such proceeding so as to allow the Effective Time to occur prior to the Outside Date.

5.6       Public Communications

Subject to Section 2.4, none of the Company, the Parent or the Purchaser shall, and each shall cause its respective representatives not to, issue any press release or otherwise make any disclosure relating to this Agreement or the Arrangement without the consent of the Parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall be subject to the Company's and the Parent's overriding obligation to make any disclosure or filing required under applicable Laws or, in the case of the Company and the Parent, the rules of any stock exchange upon which its securities are listed or quoted, and in such circumstances the Party obliged to make such disclosure or filing shall use all commercially reasonable efforts to give prior oral or written notice to the other Parties and reasonable opportunity for the other Parties to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing. Without limiting the generality of the foregoing and for greater certainty, the Parent and the Purchaser acknowledge and agree that the Company shall file this Agreement, together with a material change report related thereto, under the Company's profile on SEDAR without any further notice to the Purchaser or the Parent.

ARTICLE VI
CONDITIONS

6.1       Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement and the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:

    (a)
    the Arrangement Resolution shall have been approved by the Shareholders at the Company Meeting in accordance with the Interim Order;

    (b)
    the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to the Company and the Purchaser, each acting reasonably, on appeal or otherwise;

    (c)
    no applicable Law shall be in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement;

    (d)
    no Proceeding shall be pending or overtly threatened by any Governmental Entity seeking an injunction, judgment, decree or other order to prevent or challenge the consummation of the Arrangement or the other transactions contemplated by this Agreement; and

    (e)
    this Agreement shall not have been terminated in accordance with its terms.

6.2       Additional Conditions Precedent to the Obligations of the Parent and the Purchaser

The obligations of the Parent and the Purchaser to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of the Parent and the Purchaser and may be waived by the Parent and the Purchaser):

    (a)
    all covenants of the Company under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Company in all material respects, and the Parent and the Purchaser shall have received a certificate of the Company addressed to the Parent and the Purchaser and dated the Effective Date, signed on behalf of the Company by two senior executive officers of the Company (on the Company's behalf and without personal liability), confirming the same as of the Effective Date;

    (b)
    the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them, as of the Effective Time, as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect and the Parent and the Purchaser shall have received a certificate of the Company addressed to the Parent and the Purchaser and dated the Effective Date, signed on behalf of the Company by two senior executive officers of the Company (on the Company's behalf and without personal liability), confirming the same as of the Effective Date;

    (c)
    since the date hereof, there shall not have been or occurred a Material Adverse Effect;

    (d)
    the aggregate number of Shares held, directly or indirectly, by those holders of such shares who have validly exercised Dissent Rights and not withdrawn such exercise in connection with the Arrangement (or instituted proceedings to exercise Dissent Rights) shall not exceed 10% of the aggregate number of Shares outstanding immediately prior to the Effective Time; and

    (e)
    the Plan of Arrangement shall not have been amended, modified or supplemented (i) by the Company without the Purchaser's written consent or (ii) by approval or direction of the Court without the written consent of the Purchaser, acting reasonably.

6.3       Additional Conditions Precedent to the Obligations of the Company

The obligations of the Company to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of the Company and may be waived by the Company):

    (a)
    all covenants of the Parent and the Purchaser under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Parent and the Purchaser in all material respects, and the Company shall have received a certificate of the Parent and the Purchaser, addressed to the Company and dated the Effective Date, signed on behalf of the Parent and the Purchaser respectively by two of its senior executive officers (on its behalf and without personal liability), confirming the same as of the Effective Date;

    (b)
    the representations and warranties of the Parent and the Purchaser set forth in this Agreement shall be true and correct in all respects, without regard to any materiality qualifications contained in them, as of the Effective Time as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not prevent, enjoin or materially hinder or delay the consummation of the Arrangement, and the Company shall have received a certificate of the Parent and the Purchaser, addressed to the Company and dated the Effective Date, signed on behalf of the Parent and the Purchaser respectively by two of its senior executive officers (on its behalf and without personal liability), confirming the same as of the Effective Date; and

    (c)
    the Purchaser shall have deposited or caused to be deposited with the Depositary in escrow (the terms and conditions of such escrow to be satisfactory to the Company, acting reasonably) in accordance with Section 2.10 the funds required to effect payment in full of the aggregate Consideration to be paid for the Shares and the aggregate amount payable by or on behalf of the Company in respect of In-The-Money Options and DSUs pursuant to the Arrangement and the Depositary shall have confirmed in writing to the Company receipt of these funds.

6.4       Satisfaction of Conditions

The conditions precedent set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director in accordance with the terms of this Agreement. For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between the Purchaser and the Depositary, all funds held in escrow by the Depositary pursuant to Section 2.10 hereof shall be released from escrow when the Certificate of Arrangement is issued by the Director without any further act or formality required on the part of any person.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1       Notice and Cure Provisions

(1)       Each Party shall give prompt notice to the other Parties of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

    (a)
    cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

    (b)
    result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.

(2)       The Parent may not exercise its right to terminate this Agreement pursuant to Section 8.1(1)(c)(ii) (on its own behalf and on behalf of the Purchaser) and the Company may not exercise its right to terminate this Agreement pursuant to Section 8.1(1)(d)(ii) unless the Party seeking to terminate this Agreement shall have delivered a written notice to the other Parties specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is reasonably capable of being cured, no Party may exercise such termination right until the earlier of (a) the Outside Date; and (b) the date that is 30 business days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date. If such notice has been delivered prior to the date of the Company Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein).

7.2       Non-Solicitation

(1)       Except as expressly provided in this Section 7.2, the Company shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of the Company or any of its subsidiaries (collectively, "Representatives"): (a) solicit, initiate, facilitate or knowingly encourage (including by furnishing information) any inquiries or proposals regarding, constituting, or which may reasonably be regarded to lead to, an Acquisition Proposal; (b) encourage or participate in any discussions or negotiations with any person (other than the Purchaser and the Parent) regarding an Acquisition Proposal; (c) make a Change in Recommendation; (d) accept, approve, endorse, enter into or recommend, or propose publicly to accept, approve, endorse or recommend, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five business days following the formal announcement of such Acquisition Proposal shall not be considered to be in violation of this Section 7.2(1)); or (e) accept, approve, endorse, recommend or enter into, or publicly propose to accept, approve, endorse or enter into, any agreement in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by Section 7.2(3)).

(2)       Except as otherwise expressly provided in this Section 7.2, the Company shall, and shall cause its subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted heretofore by the Company, its subsidiaries or any Representatives with respect to any actual or potential Acquisition Proposal, and, in connection therewith, the Company shall discontinue access to the Data Room (and not establish or allow access to any other data rooms, virtual or otherwise or otherwise furnish information) and shall as soon as possible request, to the extent that it is entitled to do so (and exercise all rights it has to require) the return or destruction of all confidential information regarding the Company and its subsidiaries previously provided to any such person or any other person and shall request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any material confidential information regarding the Company and its subsidiaries. The Company agrees that neither it, nor any of its subsidiaries, shall terminate, waive, amend or modify, and agrees to actively prosecute and enforce, any provision of any existing confidentiality agreement relating to any potential Acquisition Proposal or any standstill agreement to which it or any of its subsidiaries is a party, it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement as a result of entering into and announcement of this Agreement by the Company, pursuant to the express terms of any such agreement, shall not be a violation of this Section 7.2(2) and that the Company shall not be prohibited from considering a Superior Proposal from a party whose standstill obligations so terminated automatically upon the entering into and announcement of this Agreement.

(3)       Notwithstanding Section 7.2(1) if at any time following the date of this Agreement and prior to obtaining the approval of the Arrangement Resolution by the Shareholders at the Company Meeting, the Company receives any written Acquisition Proposal, other than any Acquisition Proposal that resulted from a material breach of this Section 7.2, that the Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or could reasonably be expected to lead to a Superior Proposal, if consummated in accordance with its terms, then the Company may following compliance with Section 7.2(4):

    (a)
    furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal; and/or

    (b)
    enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise co-operate with or assist, the person making such Acquisition Proposal,

provided that the Company shall not, and shall not allow its Representatives to, disclose any non-public information to such person without having entered into a confidentiality and standstill agreement (a correct and complete copy of which confidentiality and standstill agreement shall be provided to the Purchaser before any such non-public information is provided) with such person that contains provisions that are no less favourable to the Company than those contained in the Confidentiality Agreement, provided that such confidentiality and standstill agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company or its subsidiaries from complying with this Section 7.2, and shall promptly provide to the Purchaser any material non-public information concerning the Company or its subsidiaries provided to such other person which was not previously provided to the Purchaser.

(4)       The Company shall promptly (and in any event within 24 hours following receipt) notify the Purchaser (orally and in writing) in the event it receives after the date hereof a bona fide Acquisition Proposal (including any request for non-public information relating to the Company or any of its subsidiaries, in each case in connection with a potential Acquisition Proposal), including the material terms and conditions thereof and the identity of the person making the Acquisition Proposal, and shall keep the Purchaser reasonably informed as to the status of developments and negotiations with respect to such Acquisition Proposal, including any changes to the material terms or conditions of such Acquisition Proposal.

(5)       Notwithstanding Section 7.2(1), if at any time following the date of this Agreement and prior to obtaining the approval of the Arrangement Resolution by the Shareholders at the Company Meeting, the Company receives an Acquisition Proposal not resulting from a material breach of this Section 7.2 that the Board of Directors concludes in good faith, after consultation with its financial and outside legal advisors, constitutes a Superior Proposal and that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors may, subject to compliance with the procedures set forth in this Section 7.2 and Section 8.1(1)(d)(i), authorize the Company to terminate this Agreement and contemporaneously enter into a definitive agreement with respect to such Superior Proposal, if and only if:

    (a)
    it has provided the Purchaser with a copy of the acquisition document proposed to be entered into in respect of the Superior Proposal, together with any financing documents supplied to the Company in connection therewith, and written confirmation from the Company that the Board of Directors has determined that such proposal constitutes a Superior Proposal; and

    (b)
    five business days (the "Matching Period") shall have elapsed from the date that is the later of (i) the date the Purchaser received written notice advising the Parent that the Board of Directors has resolved, subject only to compliance with this Section 7.2, to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal and (ii) the date the Purchaser has received all of the materials set forth in Section 7.2(5)(a) (it being understood that the Company shall promptly inform the Purchaser of any amendment to the financial or other material terms of such Superior Proposal during such period).

(6)       Notwithstanding Section 7.2(1), the Board of Directors may, subject to compliance with the procedures set forth in this Section 7.2, make a Change in Recommendation (other than of the type referred to in clause (iii) of the definition thereof) if the Board of Directors determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be inconsistent with its fiduciary duties under applicable law, if and only if,

    (a)
    following the date of this Agreement and prior to obtaining the approval of the Arrangement Resolution by the Shareholders at the Company Meeting, the Company receives an Acquisition Proposal not resulting from a breach of this Section 7.2 that the Board of Directors concludes in good faith, after consultation with its financial and outside legal advisors, constitutes a Superior Proposal; and

    (b)
    the Company has provided the Purchaser with written notice that there is a Superior Proposal, together with all documentation comprising the Superior Proposal and confirmation that, subject to the terms of this Agreement, the Board of Directors intends to make a Change in Recommendation (other than of the type referred to in Clause (iii) of the definition thereof).

(7)       During the Matching Period, the Company agrees that the Parent and the Purchaser shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors shall review any offer to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties and in consultation with its financial and outside legal advisors, whether the Parent's and the Purchaser's amended offer, upon acceptance by the Company would cause the Superior Proposal giving rise to the Matching Period to cease to be a Superior Proposal. If the Board of Directors determines that the Acquisition Proposal giving rise to such Matching Period does not continue to be a Superior Proposal compared to this Agreement as it is proposed to be amended by the Parent and the Purchaser, the Parties shall amend this Agreement to give effect to such amendments and the Board of Directors shall promptly reaffirm its recommendation of the Arrangement. If the Board of Directors continues to believe, in good faith, after consultation with its financial and outside legal advisors, that such Superior Proposal remains a Superior Proposal and therefore rejects the Parent's and the Purchaser's amended offer, if any, or the Parent and the Purchaser fail to enter into an agreement with the Company reflecting such amended offer, the Board of Directors may, subject to compliance with the procedures set forth in Section 7.2(5) and Section 8.1(1)(d)(i), authorize the Company to terminate this Agreement and contemporaneously enter into a definitive agreement with respect to such Superior Proposal.

(8)       The Company acknowledges that each successive material modification to any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirements under Section 7.2(5)(b) and shall initiate a new five business day Matching Period.

(9)       In the event the Company provides the notice contemplated by Section 7.2(5) or Section 7.2(6) on a date which is less than five business days prior to the Company Meeting, the Purchaser shall be entitled to require the Company to adjourn or postpone the Company Meeting to a date that is not more than seven business days after the date of the notice.

(10)     Nothing contained in this Agreement shall prohibit the Board of Directors from making disclosure to Shareholders to comply with its fiduciary duties in response to a Superior Proposal or as required by applicable Securities Laws in response to an Acquisition Proposal (including by responding to an Acquisition Proposal under a directors' circular), provided that for greater certainty in the event of a Change of Recommendation and a termination by the Parent of this Agreement pursuant to Section 8.1(1)(c)(i) (on its own behalf and on behalf of the Purchaser), the Company shall pay the Termination Fee as prescribed by Section 7.3(2) and Section 7.3(3). In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors from calling and holding a meeting of the Shareholders, or any of them, requisitioned by the Shareholders, or any of them, in accordance with the OBCA or ordered to be held by a court in accordance with applicable Laws.

7.3       Termination Fee

(1)       The Purchaser shall pay any filing fees payable in connection with the Regulatory Approvals, including the cost and expenses of all legal action required to obtain the Regulatory Approvals. Each Party shall pay all other fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement.

(2)       If a Termination Fee Event occurs, the Company shall pay as directed by the Parent in writing (by wire transfer of immediately available funds) the Termination Fee in accordance with Section 7.3(3). For the purposes of this Agreement, "Termination Fee" means $19,350,000, less the amount of any withholding required by applicable Laws relating to Taxes which is concurrently remitted by the Company to the relevant Governmental Entity in respect of such amount, and "Termination Fee Event" means the termination of this Agreement pursuant to:

    (a)
    Section 8.1(1)(c)(i) or Section 8.1(1)(d)(i); or

    (b)
    Section 8.1(1)(b)(i) or 8.1(1)(b)(iii) either by the Company or the Purchaser, but only if, in the case of this paragraph (b): (i) prior to the Company Meeting a bona fide Acquisition Proposal shall have been publicly announced, proposed or disclosed by any person other than the Purchaser or the Parent or any affiliate thereof; and (ii) an Acquisition Proposal is consummated within 12 months following the termination of this Agreement, or a definitive agreement with respect to an Acquisition Proposal is entered into within such 12 month period and such Acquisition Proposal is subsequently consummated, provided that for the purposes of this paragraph (b), all references to "20%" in the definition of Acquisition Proposal shall be changed to "50%".

(3)       If a Termination Fee Event occurs due to a termination of this Agreement by the Company pursuant to Section 8.1(1)(d)(i), the Termination Fee shall be paid simultaneously with the occurrence of such Termination Fee Event. If a Termination Fee Event occurs due to a termination of this Agreement by the Purchaser pursuant to Section 8.1(1)(c)(i), the Termination Fee shall be paid within two business days following such Termination Fee Event. If a Termination Fee Event occurs in the circumstances set out in Section 7.3(2)(b), the Termination Fee shall be paid upon the consummation of the applicable Acquisition Proposal referred to therein.

(4)       In no event shall the Company be required to pay under Section 7.3(2) and/or Section 7.3(3), in the aggregate, an amount in excess of the Termination Fee.

(5)       Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 7.3 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right that it may have to raise as a defence that any such liquidated damages are excessive or punitive. Upon receipt as directed by the Parent of any Termination Fee pursuant to this Section 7.3 neither the Purchaser nor the Parent shall have any further claim against the Company arising from or in connection with this Agreement or the Arrangement, and the Purchaser and the Parent agree that, if paid by the Company in accordance with the terms hereof, the Termination Fee shall be the sole and exclusive remedy of the Parent and the Purchaser, provided that nothing in this Section 7.3 shall preclude the Purchaser or the Parent from, prior to the termination of this Agreement in accordance with its terms, seeking injunctive relief to restrain any breach or threatened breach by the Company of any of its obligations hereunder or otherwise to obtain specific performance.

7.4       Access to Information; Confidentiality Agreement

(1)       From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to applicable Law and the terms of any contract of the Company or its subsidiaries, the Company shall:

    (a)
    give to the Purchaser and its representatives reasonable access to the offices, properties, books and records of the Company and its subsidiaries; and

    (b)
    furnish to the Purchaser and its representatives such financial and operating data and other information as such persons may reasonably request.

(2)       Any investigation pursuant to this Section 7.4 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its subsidiaries. Neither the Purchaser nor any of its representatives shall contact officers or employees of the Company or any of its subsidiaries except after prior approval of the Chief Executive Officer of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, any investigation pursuant to this Section 7.4, including the provision of access and the furnishing of information, shall not in any way be deemed to expand the scope of the Company's representations and warranties in this Agreement.

(3)       Notwithstanding Section 7.4(1) or any other provision of this Agreement, the Company shall not be obligated to provide access to, or to disclose, any information to the Purchaser if the Company reasonably determines that such access or disclosure would violate applicable Law or jeopardize any privilege claim by the Company or any of its subsidiaries or interfere unreasonably with the conduct of the business of the Company and its subsidiaries or require any action by the Company outside of normal business hours.

(4)       For greater certainty, the Parent and the Purchaser shall treat, and shall cause their respective representatives to treat, all information furnished to them or any of such representatives in connection with the transactions contemplated by this Agreement or pursuant to the terms of this Agreement in accordance with the terms of the Confidentiality Agreement. Without limiting the generality of the foregoing, the Parent and the Purchaser acknowledge and agree that the Company Disclosure Letter and all information contained in it is confidential and shall be treated in accordance with the terms of the Confidentiality Agreement.

7.5       Interim Period Consents

The Purchaser shall, promptly following the date hereof, designate two individuals from either of whom the Company may seek approval to undertake any actions not otherwise permitted to be taken under Section 5.1, and shall ensure that such persons shall respond, on behalf of the Purchaser, to the Company's requests in an expeditious manner.

7.6       Employee Matters

From and after the Effective Time, the Purchaser shall honour and perform, or cause the Company to honour and perform, all of the obligations of the Company and any of its subsidiaries under employment and other agreements with current or former Company Employees and Company Plans in accordance with their terms as in effect immediately before the Effective Time.

7.7       Indemnification and Insurance

(1)       From and after the Effective Time, the Purchaser shall, and shall cause the Company to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and to also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of the Company and its subsidiaries (each, an "Indemnified Person") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, arising out of or related to such Indemnified Person's service as a director or officer of the Company and/or any of its subsidiaries or services performed by such persons at the request of the Company and/or any of its subsidiaries at or prior to or following the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the approval or completion of this Agreement and the Arrangement or any of the other transactions contemplated by this Agreement or arising out of or related to this Agreement and the transactions contemplated hereby. Neither the Purchaser nor the Company shall settle, compromise or consent to the entry of any judgment in any Proceeding involving or naming an Indemnified Person or arising out of or related to an Indemnified Person's service as a director or officer of the Company and/or any of its subsidiaries or services performed by such persons at the request of the Company and/or any of its subsidiaries at or prior to or following the Effective Time without the prior written consent of that Indemnified Person unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Proceeding.

(2)       Prior to the Effective Time, the Company and its subsidiaries shall, and from and after the Effective Time if the Company and its subsidiaries are unable to, the Parent and the Purchaser shall cause the Company and its subsidiaries to, obtain and fully pay a single premium for the non-cancellable extension of the directors' and officers' liability coverage of the Company's and its subsidiaries' existing directors' and officers' insurance policies for a claims reporting or run-off and extended reporting period and claims reporting period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carriers with respect to directors' and officers' liability insurance ("D&O Insurance"), and with terms, conditions, retentions and limits of liability that are no less advantageous to the Indemnified Persons than the coverage provided under the existing policies of the Company and its subsidiaries in respect of claims arising from facts or events which existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby) provided, however, that the Company and its subsidiaries shall not acquire such insurance (and the Purchaser and the Parent shall not be required to cause the Company and its subsidiaries to purchase such insurance) if the premium therefor exceeds 300% of the annual premium paid by the Company and its subsidiaries in respect of their existing D&O Insurance as of the date hereof. If the Company and its subsidiaries for any reason fail to obtain such "run-off" insurance policies as of the Effective Time, the Company and its subsidiaries shall continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company's and its subsidiaries' existing policies as of the date hereof, or the Company shall purchase comparable D&O Insurance for such six year period with terms, conditions, retentions and limits of liability that are at least as favourable as provided in the Company's existing policies as of the date hereof provided, however, that if such comparable insurance cannot be obtained, or can only be obtained by paying an annual premium in excess of 300% of the annual premium paid by the Company and its subsidiaries in respect of their D&O Insurance as of the date hereof, the Company shall only be required to obtain as much coverage as can be acquired by paying an annual premium equal to 300% of the annual premium paid by the Company and its subsidiaries in respect of their existing D&O Insurance as of the date hereof.

(3)       If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 7.7 that is denied by the Company or the Purchaser and the Parent, and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification, then the Company and the Purchaser and the Parent shall pay such Indemnified Person's costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Company or the Purchaser.

(4)       The rights of the Indemnified Persons under this Section 7.7 shall be in addition to any rights such Indemnified Persons may have under the constating documents of the Company or any of its subsidiaries, or under any applicable Law or agreement of any Indemnified Person with the Company or any of its subsidiaries. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto in favour of any Indemnified Person as provided in the constating documents of the Company or any subsidiary of the Company or any agreement between such Indemnified Person and the Company or any of its subsidiaries shall survive the Effective Time for a period of not less than six years and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

(5)       If the Company, the Purchaser or the Parent or any of their successors or assigns shall (a) amalgamate, consolidate with or merge or wind-up into any other person and shall not be the continuing or surviving corporation or entity; or (b) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns and transferees of the Company, the Purchaser or the Parent, as the case may be, shall assume all of the obligations set forth in this Section 7.7. The Parent shall ensure that the Company and the Purchaser and the Parent and any of their successors or assigns have adequate financial resources to satisfy all of the obligations set forth in this Section 7.7.

(6)       The provisions of this Section 7.7 shall survive the consummation of the transactions contemplated by this Agreement and are intended for the benefit of, and shall be enforceable by, the Indemnified Persons, and their respective heirs, executors, administrators and personal representatives and shall be binding on the Company and its successors and assigns, and, for such purpose only, the Company hereby confirms that it is acting as trustee on their behalf.

7.8       Assistance with Purchaser Financing

(1)       The Company shall, and shall cause its subsidiaries to, and each shall use reasonable best efforts to cause its Representatives to provide to the Parent and the Purchaser any co-operation reasonably requested by the Parent and the Purchaser in connection with the Financings for any portion of the aggregate funds to consummate the Arrangement and the other transactions contemplated in this Agreement, including: (a) furnishing the Parent, the Purchaser and the Financing Sources, as promptly as reasonably practicable, with financial and other pertinent information regarding the Company and its subsidiaries as may reasonably be requested in writing by the Parent and identifying any portion of such information that constitutes material non-public information; (b) co-operating reasonably with the marketing efforts of the Parent and the Financing Sources for all or any portion of such financing; (c) in each case upon reasonable notice and in reasonably convenient locations, making senior management of the Company available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the financing; (d) assisting with the preparation of customary materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), offering documents, private placement memoranda, bank information memoranda, prospectuses and all other materials to be used in connection with the financing (including customary authorization and management representation letters) and all documentation and other information required in connection with applicable "know your customer" and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001; (e) using reasonable best efforts to obtain auditor's comfort letters as reasonably requested by the Parent; (f) entering into one or more credit, security, guaranty, notes or other agreements on terms reasonably satisfactory to the Parent and the Purchaser in connection with such financing immediately prior to the Effective Time; (g) taking all corporate actions, subject to and only effective upon the occurrence of the Effective Time, required to permit the consummation of the financing and to permit the proceeds thereof to be made available to the Purchaser; (h) supplementing any information supplied in writing by or on behalf of the Company or any of its subsidiaries to the Parent or the Purchaser or any Financing Source on a reasonably current basis to the extent such information (excluding any projections, forecasts, pro forma financial information and other forward-looking information), to the knowledge of the Company, taken as a whole, is not correct in all material respects, contains any untrue statement of material fact or omits to state any material fact necessary to make such information supplied in writing by or on behalf of the Company or any of its subsidiaries not materially misleading; and (i) otherwise taking actions within its control to co-operate in satisfying the conditions precedent set forth in any definitive document related to the financing; provided, however, that nothing herein shall require such co-operation to the extent it would interfere unreasonably with the business or operations of the Company or is subsidiaries.

(2)       Notwithstanding anything to the contrary contained in this Agreement, the Company hereby waives any rights or claims against any Financing Source in connection with this Agreement, the Financings or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral representations made or alleged to be made in connection herewith or therewith and the Company agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement, the Financings or in respect of any other document or theory of law or equity in connection therewith and agrees to cause any such action or proceeding asserted by Company in violation of the prohibition on commencing actions or proceedings contained in this Section 7.8(2) and in connection with this Agreement, the Financings or in respect of any other document or theory of law or equity in connection therewith against any Financing Source to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Financings or the transactions contemplated hereby or thereby. The provisions of this Section 7.8(2) shall enure to the benefit of, and be enforceable by, each Financing Source, its affiliates and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 7.8(2), provided that, notwithstanding the foregoing, nothing in this Section 7.8(2) shall in any way limit or modify the rights and obligations of the Parent or the Purchaser under the documentation for the Financings.

(3)       Notwithstanding anything to the contrary contained in this Agreement, each of the Company, the Parent and the Purchaser agrees that it will not bring or support any legal action, suit or proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including the Financings), including any dispute arising out of or relating in any way to the Financings or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof), and to the extent that any such action is brought, such action shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the law of any other jurisdiction that might be applicable because of the conflicts of laws principles of the State of New York. Each of the Company, the Parent and the Purchaser hereby irrevocably waives all rights to a trial by jury, in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby (including the Financings). The provisions of this Section 7.8(3) shall enure to the benefit of, and be enforceable by, each Financing Source, its affiliates and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 7.8(3).

 ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1       Termination

(1)       This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution or the Arrangement by the Shareholders and/or the Court):

    (a)
    by mutual written agreement of the Parties;

    (b)
    by either the Company or the Parent, on its own behalf and on behalf of the Purchaser, if:

    (i)
    the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 8.1(1)(b)(i) shall not be available to any such Party whose failure (or, in the case of the Parent, the failure of any of the Purchaser or the Parent) to fulfill any of its obligations has been the cause of, or resulted in, the failure of the Effective Time to occur by such date;

    (ii)
    after the date hereof, there shall be enacted or made any applicable Law (or any such applicable Law shall have been amended) that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins the Company, the Parent or the Purchaser from consummating the Arrangement and such applicable Law (if applicable) or enjoinment shall have become final and non-appealable; or

    (iii)
    the Arrangement Resolution shall have failed to receive the requisite vote of the Shareholders for approval at the Company Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order;

    (c)
    by the Parent on its own behalf and on behalf of the Purchaser, if:

    (i)
    prior to obtaining the approval of the Arrangement Resolution by the Shareholders, (i) the Board of Directors shall have withdrawn, withheld, qualified or modified in a manner adverse to the Parent, the Purchaser or the consummation of the Arrangement its recommendation to the Shareholders to vote in favour of the Arrangement, or failed to reconfirm within five business days after request by the Parent its approval and recommendation of the Arrangement or the Arrangement Resolution (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal beyond a period of five business days after public announcement of an Acquisition Proposal shall be considered an adverse modification); (ii) the Board shall have approved or recommended any Acquisition Proposal; (iii) the Company enters into a written agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 7.2(3)); or (iv) the Company shall have publicly announced the intention to do any of the foregoing (each of the clauses (i), (ii), (iii) and (iv) above, a "Change in Recommendation") or the Company breaches Section 7.2 in any material respect; or

    (ii)
    subject to Section 7.1(2), a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied, and such conditions are not satisfied or are incapable of being satisfied by the Outside Date; provided that the Purchaser or the Parent is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied; or

    (d)
    by the Company, if:

    (i)
    prior to obtaining the approval of the Arrangement Resolution by the Shareholders, the Board of Directors authorizes the Company, subject to complying with the terms of this Agreement (including the terms of Section 7.2 and payment of the Termination Fee in accordance with Section 7.3), to enter into a written agreement concerning a Superior Proposal;

    (ii)
    subject to Section 7.1(2), a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any of the Purchaser or the Parent set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.1 or 6.3 not to be satisfied, and such conditions are not satisfied or are incapable of being satisfied by the Outside Date; provided that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied; or

    (iii)
    the Purchaser does not provide or cause to be provided the Depositary with sufficient funds to complete the transactions contemplated by the Agreement as required pursuant to Section 2.10; provided that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or 6.2 not to be satisfied.

(2)       The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(1)(a)) shall give notice of such termination to the other Parties.

8.2       Effect of Termination

    (a)
    If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that (a) the provisions of this Section 8.2, Section 2.4(5), Section 2.8, the last sentence of Section 5.2, Section 7.3, Section 7.4(4), Section 7.8(2), Section 7.8(3) and Article IX (other than Section 9.3) shall survive any termination hereof pursuant to Section 8.1(1); and (b) neither the termination of this Agreement nor anything contained in this Section 8.2 shall relieve any Party for any liability for any wilful and intentional breach of this Agreement subject to the limitations set forth in Section 7.3(5).

8.3       Waiver

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) or a future waiver of the same provisions, nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

 ARTICLE IX
GENERAL PROVISIONS

9.1       Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other Parties given in accordance with these provisions):

(a)	if to the Parent or the Purchaser:
Semtech Corporation 200 Flynn Road Camarillo, CA 93012
	Attention:	Attention: Randall H. Holliday Vice President, General Counsel & Secretary
	Facsimile:	(805) 480-2157
	E-mail:	RHolliday@semtech.com
with a copy to:
Norton Rose Canada LLP Royal Bank Plaza, South Tower, Suite 3800 200 Bay Street Toronto, ON M5J 2Z4 Canada
	Attention:	Terence S. Dobbin
	Facsimile:	(416) 216-3930
	E-mail:	terence.dobbin@nortonrose.com
(b)	if to the Company:
Gennum Corporation 4281 Harvester Road Burlington, ON L7L 5M4
	Attention:	Chad Hutchison Vice President, General Counsel and Corporate Secretary
	Facsimile:	(905) 632-2055
	E-mail:	chad.hutchison@gennum.com

with a copy to:
Blake, Cassels & Graydon LLP 199 Bay Street Suite 4000, Commerce Court West Toronto, ON M5L 1A9
Attention:	John Tuzyk
Facsimile:	(416) 863-2918
E-Mail:	john.tuzyk@blakes.com

9.2       Governing Law; Jurisdiction; Service of Process

(1)       This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Except as expressly provided in Section 7.8(3), the Parties agree that any Proceeding seeking to enforce any provisions of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought in any court of the Province of Ontario, and each of the Parties irrevocably consents to the jurisdiction of such courts (and of the appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under all applicable Laws. Process in any Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.1 shall be deemed effective service.

(2)       Each of the Parent and the Purchaser hereby irrevocably designates Norton Rose Canada LLP (in such capacity, the "Process Agent"), with an office at Royal Bank Plaza, South Tower, Suite 3800, 200 Bay Street, Toronto, Ontario, Canada as its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction in any legal action or Proceedings with respect to this Agreement or the transactions contemplated hereby, and such service shall be deemed complete upon delivery thereof to the Process Agent; provided that in the case of any such service upon the Process Agent, the Party effecting such service shall also deliver a copy thereof to the Parent in the manner provided in Section 9.1. Each of the Parent and the Purchaser shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that each of the Parent and the Purchaser shall at all times have an agent for service of process for the above purposes in the Province of Ontario. In the event of the transfer of all or substantially all of the assets and business of the Process Agent to any other entity by consolidation, merger, sale of assets or otherwise, such other entity shall be substituted hereunder for the Process Agent with the same effect as if named herein in place of Norton Rose Canada LLP. Nothing herein shall affect the right of any Party to serve process in any manner permitted by applicable Law.

9.3       Injunctive Relief and Specific Performance

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches or threatened breaches of the provisions of this Agreement or to otherwise obtain specific performance of any such provisions and to cause the Arrangement and the other transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions set forth herein. Each Party hereby waives (i) any defences in any action for specific performance, include the defence that a remedy at Law would be adequate and (ii) any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

9.4       Time of Essence

Time shall be of the essence in this Agreement.

9.5       Entire Agreement, Binding Effect and Assignment

This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

This Agreement (including the Schedules hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of all the Parties; provided, however, the Parent and the Purchaser may assign their rights under this Agreement to their Financing Sources as collateral security.

9.6       Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.7       No Third Party Beneficiaries

Except as provided in Section 2.4(5), Section 5.2, Section 7.6 and Section 7.7 which, without limiting their terms, are intended as stipulations for the benefit of the third persons mentioned therein, and except for the rights of the Shareholders to receive the Consideration, holders of Options to receive the cash payment and holders of DSUs to receive the cash payment, each following the Effective Time pursuant to the Arrangement (for which purpose the Company hereby confirms that it is acting as agent on behalf of the Shareholders, holders of Options and holders of DSUs) and except for the rights of the Financing Sources pursuant to this Section 9.7 and Sections 7.8(2) and 7.8(3) (including the reference thereto in Section 9.2(1)) (who are intended third party beneficiaries thereunder), this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement. The Parent and the Purchaser appoint the Company as the trustee for the applicable directors, officers and employees of the Company with respect to such individuals specified in Section 2.4(5), Section 5.2, Section 7.6 and Section 7.7, hereof and the Company accepts such appointment. To the fullest extent permitted by applicable Law, each of the Parent, the Purchaser and the Company agrees that the stipulations for the benefit of third persons set out in Section 2.4(5), Section 5.2, Section 7.6 and Section 7.7 shall not be revoked, and that acceptance by such third persons of such stipulations shall be deemed to have occurred, without prejudice to their right to accept in any other manner, through the fulfilment of their respective duties and functions with the Company or its subsidiaries until the end of the business day following the execution of this Agreement, it being an essential condition of this Agreement that the persons intended to be beneficiaries of such stipulations shall be entitled to all the rights and remedies available to them thereunder and under applicable Law.

9.8       Rules of Construction

The Parties to this Agreement waive the application of any applicable Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

9.9       No Liability

No director or officer of the Purchaser or the Parent or any of their subsidiaries shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser or the Parent or any of their subsidiaries. No director or officer of the Company or any of its subsidiaries shall have any personal liability whatsoever to the Purchaser or the Parent under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its subsidiaries.

9.10     Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

9.11     Amendments

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and Final Order and applicable Laws, without limitation:

    (a)
    change the time for performance of any of the obligations or acts of the Parties;

    (b)
    modify any representation or warranty contained herein or in any document delivered pursuant hereto;

    (c)
    modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

    (d)
    modify any mutual conditions precedent herein contained.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SEMTECH CORPORATION
By:	(Signed) M. Maheswaran
	Name:	Mohan Maheswaran
	Title:	President and Chief Executive Officer
By:	(Signed) Emeka Chukwu
	Name:	Emeka Chukwu
	Title:	Senior Vice President and Chief Financial Officer
SEMTECH CANADA INC.
By:	(Signed) Emeka Chukwu
	Name:	Emeka Chukwu
	Title:	President and Chief Financial Officer
By:	(Signed) Randall H. Holliday
	Name:	Randall H. Holliday
	Title:	Secretary
GENNUM CORPORATION
By:	(Signed) Franz J. Fink
	Name:	Franz Fink
	Title:	President and Chief Executive Officer

SCHEDULE A
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.         The arrangement (the "Arrangement") under Section 182 of the Business Corporations Act (Ontario) (the "OBCA") of Gennum Corporation (the "Company"), as more particularly described and set forth in the management information circular (the "Circular") dated    •    , 2012 of the Company accompanying the notice of this meeting (as the Arrangement may be amended, modified or supplemented in accordance with the arrangement agreement (the "Arrangement Agreement") made as of January 23, 2012 between the Company, Semtech Corporation and Semtech Canada Inc., is hereby authorized, approved and adopted.

2.         The plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms (the "Plan of Arrangement")), the full text of which is set out in Appendix "    •    " to the Circular, is hereby authorized, approved and adopted.

3.         The (i) Arrangement Agreement and related transactions, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.         The Company be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.         Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of the Company are hereby authorized and empowered to, without notice to or approval of the shareholders of the Company, (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

6.         Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver for filing with the Director under the OBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.         Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

SCHEDULE B
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 182
OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE I
INTERPRETATION

1.1       Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Arrangement Agreement (as defined below) and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

"Administrative Agent" means Solium Capital Inc. or such other person as may from to time be appointed or designated by the Company to administer the ESPP and with whom the Company enters into a service agreement with respect thereto;

"Advance Amount" has the meaning ascribed thereto in Section 3.1(3);

"affiliate" has the meaning ascribed thereto in National Instrument 45-106 of the Canadian Securities Administrators;

"Arrangement" means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.11 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

"Arrangement Agreement" means the arrangement agreement dated as of January 23, 2012, between the Purchaser, the Parent and the Company (including the schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with the terms thereof;

"Arrangement Resolution" means the special resolution approving this Plan of Arrangement to be considered at the Company Meeting;

"Articles of Arrangement" means the articles of arrangement of the Company in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which shall be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably;

"business day" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Canada or Los Angeles, USA;

"Certificate of Arrangement" means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement;

"Company" means Gennum Corporation, a corporation existing under the laws of Ontario;

"Company Circular" means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, sent to, among others, the holders of Shares in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time;

"Company Meeting" means the special meeting of the holders of Shares, including any adjournment or postponement thereof, called and held in accordance with the Interim Order to consider the Arrangement Resolution;

"Consideration" means $13.55 in cash per Share;

"Court" means the Ontario Superior Court of Justice (Commercial List);

"Depositary" means CIBC Mellon Trust Company, as depositary, or any other bank, trust company or financial institution, as may be agreed to in writing by the Company and the Purchaser;

"Director" means the Director appointed pursuant to Section 278 of the OBCA;

"Dissent Rights" has the meaning ascribed thereto in Section 4.1;

"Dissenting Shareholder" means a registered holder of Shares who validly dissents in respect of the Arrangement Resolution in compliance with the Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Shares in respect of which Dissent Rights are validly exercised by such registered holder;

"DSU" means a unit granted under the DSU Plan;

"DSU Plan" means the Company's Directors' Deferred Share Unit Plan effective as of February 1, 2008, as amended, restated and/or supplemented;

"Effective Date" means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

"Effective Time" means 12:01 a.m. (Toronto time), or such other time as may be agreed to in writing by the Company and the Purchaser, on the Effective Date;

"ESPP" means the employee share purchase plan of the Company dated as of June 22, 2011, as amended, restated and/or supplemented;

"Exchange" means the Toronto Stock Exchange;

"Final Order" means the final order of the Court, as contemplated by Section 2.5 of the Arrangement Agreement, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

"Governmental Entity" means any (a) supranational, multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, office, Crown corporation, commission board, commissioner, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, or authority of any of the foregoing, or (c) quasi-governmental or private body, including any tribunal, commission, stock exchange (including the Exchange), regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

2

"holders" means (a) when used with reference to the Shares, except where the context otherwise requires, the holders of the Shares shown from time to time in the registers maintained by or on behalf of the Company in respect of the Shares, and (b) when used with reference to the Options or the DSUs, the holders of Options or DSUs, respectively, shown from time to time in the registers or accounts maintained by or on behalf of the Company in respect of the Stock Option Plan or the DSU Plan, as applicable;

"In-The-Money Option" means an Option, at the Effective Time, with an exercise price per Share less than the Consideration;

"Interim Order" means the interim order of the Court in a form acceptable to the Company and the Purchaser, acting reasonably, as contemplated by Section 2.2 of the Arrangement Agreement, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably;

"Law" or "Laws" means all federal, provincial, state, municipal, regional and local laws (statutory, common or otherwise), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, certificates, ordinances, judgments, injunctions, determinations, awards, decrees, legally binding codes or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or licence or similar requirement enacted, adapted, promulgated or applied by any Governmental Entity or self-regulatory authority (including the Exchange), and the term "applicable" with respect to such Laws and in a context that refers to one or more persons, means such Laws as are binding upon or applicable to such person or its assets;

"Letter of Transmittal" means the letter of transmittal sent by the Company to holders of Shares for use in connection with the Arrangement, in a form acceptable to the Purchaser, acting reasonably;

"Liens" means any hypothecs, mortgages, liens, charges, security interests, prior claims, pledges, encroachments, options, rights of first refusal or first offer, occupancy rights, covenants, restrictions, encumbrances of any kind and adverse claims;

"LTIP" means the Company's long-term incentive plan effective October 31, 2003, as amended, restated and/or supplemented;

"LTIP Shares" means the Shares purchased and held pursuant to the LTIP, including any Shares purchased under the Prior Incentive Plan;

"LTIP Trustee" means the trustee appointed by the Company from time to time under the LTIP;

"OBCA" means the Business Corporations Act (Ontario), as amended;

"Option" means an option to purchase Shares granted by the Company under the Stock Option Plan or otherwise;

"Parent" means Semtech Corporation, a corporation existing under the laws of the State of Delaware;

"Participant" means any person employed by the Company or an affiliate (for purposes of this definition, as defined under the OBCA) of the Company participating in the LTIP, or having participated in the Prior Incentive Plan, as provided by the terms of such plan at the Effective Time;

"Parties" means, collectively, the Purchaser, the Company and the Parent, and "Party" means any of them;

3

"person" includes an individual, firm, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, venture capital fund, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

"Plan of Arrangement" means this plan of arrangement proposed under Section 182 of the OBCA, and any amendments or variations hereto made in accordance with Section 9.11 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

"Plans Consideration" means the funds required to pay in full the aggregate consideration payable in respect of the In-The-Money Options and DSUs pursuant to the Arrangement in accordance with Article III;

"Prior Incentive Plan" means the special incentive plan of the Company as it existed immediately prior to the adoption of the LTIP;

"Purchaser" means Semtech Canada Inc., a corporation existing under the Laws of Ontario, and a wholly-owned subsidiary of the Parent;

"Shareholder Rights Plan" means the amended and restated shareholder rights plan agreement dated as of April 6, 2011 between the Company and CIBC Mellon Trust Company, as amended and restated from time to time;

"Shares" means the common shares in the capital of the Company;

"Stock Option Plan" means the stock option plan of the Company effective July 24, 2000, as amended, restated and/or supplemented;

"Tax Act" means the Income Tax Act (Canada), as amended;

"Trust Account" shall mean the account established and maintained with the Trust Fund to hold and record contributions, and any Shares acquired in respect of, a Participant; and

"Trust Fund" means the fund established for the LTIP pursuant to the agreement between the Company and the LTIP Trustee administering the Trust Fund, to which contributions pursuant to the LTIP are made by the Company to enable the LTIP Trustee to acquire Shares, and from which benefits under the LTIP are paid.

1.2       Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, Appendices, subsections, paragraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, Appendix, subsection, paragraph or clause by number or letter or both refer to the Article, Section, Appendix, subsection, paragraph or clause, respectively, bearing that designation in this Plan of Arrangement. The words "hereof', "herein" and "hereunder" and words of like import used in this Plan of Arrangement shall refer to this Plan of Arrangement as a whole and not to any particular provision of this Plan of Arrangement.

4

1.3       Rules of Construction

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders. References in this Plan of Arrangement to the words "include", "includes" or "including" shall be deemed to be followed by the words "without limitation" whether or not they are in fact followed by those words or words of like import.

1.4       Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in, and all payments provided for herein shall be made in, Canadian currency and "Cdn$" or "$" refers to Canadian dollars.

1.5       Date for Any Action

If the date on which any action is required to be taken hereunder by a person is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.6       References to Dates, Statutes, etc.

In this Plan of Arrangement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively. In this Plan of Arrangement, references to a particular statute or Law shall be to such statute or Law and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Any reference in this Plan of Arrangement to a person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns of that person.

1.7       Time

Time shall be of the essence in this Plan of Arrangement. All times expressed herein are Toronto, Ontario time unless otherwise stipulated herein.

ARTICLE II
THE ARRANGEMENT

2.1       Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

2.2       Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Purchaser, the Parent, the Company, all holders and beneficial owners of Shares, the Depositary, the LTIP Trustee, Participants, participants in the ESPP and all holders and beneficial holders of Options and DSUs, at and after the Effective Time without any further act or formality required on the part of any person, except as expressly provided herein.

5

ARTICLE III
ARRANGEMENT

3.1       The Arrangement

The following events set out in this Section 3.1 shall occur and shall be deemed to occur consecutively in the order and at the times set out in this Section 3.1 without any further authorization, act or formality:

    (1)
    At the Effective Time, the Shareholder Rights Plan shall be terminated and be of no further force and effect and all rights issued thereunder shall be terminated and expire without any payment in respect thereof.

    (2)
    At the Effective Time, all directors of the Company shall cease to be directors and the following persons shall become the directors of the Company: [To be determined by the Parent.]

    (3)
    At one minute after the Effective Time, the Purchaser shall advance to the Company, an amount equal to the Plans Consideration (the "Advance Amount") which advance shall be evidenced by an interest bearing promissory note issued by the Company to the Purchaser and at that time a portion of the amounts deposited by the Purchaser with the Depositary in accordance with Section 5.1(4) equal to the Advance Amount shall be held by the Depositary on behalf of the Company in satisfaction of the Purchaser's obligation to deliver the Advance Amount to the Company.

    (4)
    At two minutes after the Effective Time, notwithstanding and without regard to the limitations contained in Section 4.1(a) of the Stock Option Plan or any other vesting provision applicable to such Option in accordance with the Stock Option Plan or stock option agreement, as applicable, and without any further action by or on behalf of any holder of such Option:

    (a)
    each In-The-Money Option shall be exercisable for up to the previously unexercised portion of the Designated Number of Shares (as defined in the Stock Option Plan or stock option agreement governing such Option) which may be purchased under the Option, immediately following which each In-The-Money Option that is outstanding and has not been duly exercised prior to the Effective Time, without any further action by or on behalf of any holder of such In-The-Money Option and without any payment except as provided in this Plan of Arrangement, and subject to (for greater certainty) applicable withholdings and other source deductions in accordance with Section 5.3, shall be disposed of to the Company in consideration for a cash payment by the Company equal to the product obtained by multiplying (i) the amount by which the Consideration exceeds the exercise price per Share of such In-The-Money Option by (ii) the number of unexercised Shares underlying such In-The-Money Option;

    (b)
    each Option issued and outstanding immediately prior to the Effective Time shall thereafter be immediately cancelled and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 3.1(4) in the manner specified in Section 5.1(4); and

    (c)
    the Stock Option Plan and all agreements relating thereto shall be terminated and none of the Company or any of its affiliates shall have any liabilities or obligations with respect to such plan or agreements except pursuant to this Section 3.1(4) and Article V.

6

    (5)
    At three minutes after the Effective Time, notwithstanding any contingent vesting or other provisions to which a DSU might otherwise have been subject under the DSU Plan, and without any further action by or on behalf of any holder of such DSU:

    (a)
    the Company shall deliver to each holder of a DSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) a cash payment in an amount equal to the Consideration, subject to (for greater certainty) applicable withholdings and source deductions in accordance with Section 5.3, for each such DSU held by such holder, which amount shall in each case be paid to the holder pursuant to and in accordance with Section 5.1(4) from the funds deposited with the Depositary under such section, provided, however that for each holder of a DSU that is subject to U.S. federal income tax (including directors who are U.S. citizens or U.S. residents), the Depositary shall not deliver the amount of cash that such holder is entitled to pursuant to this Section 3.1(5) prior to the date that is 30 days before the Entitlement Date as defined in Sections 5.1 and 7.1.1 of the DSU Plan, and provided further that if any such holder is a Specified Employee as defined in the DSU Plan at the time of his Termination Date (as defined in Section 7.1.1 of the DSU Plan), such payment shall be delayed in accordance with Section 7.1.9 of the DSU Plan;

    (b)
    each DSU shall immediately be cancelled and all agreements related thereto shall be terminated and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 3.1(5) in the manner specified in Section 5.1(4); and

    (c)
    the DSU Plan shall be terminated and none of the Company or any of its affiliates shall have any liabilities or obligations with respect to such plan except pursuant to this Section 3.1(5) and Article V.

    (6)
    At four minutes after the Effective Time, notwithstanding the terms of the LTIP, and without any further action by or on behalf of any Participant or the LTIP Trustee:

    (a)
    each Participant's Trust Account shall be deemed to be vested;

    (b)
    each LTIP Share shall be deemed to be released by the LTIP Trustee to the Participant to whose Trust Account such LTIP Share had been credited and the LTIP Trustee shall disburse to each Participant any assets, other than LTIP Shares, credited to the Participant's Trust Account, subject to (for greater certainty) applicable withholdings and other source deductions in accordance with Section 5.3; and

    (c)
    the Prior Incentive Plan, the LTIP and all agreements related thereto shall be terminated and none of the Company or any of its affiliates shall have any liabilities or obligations with respect to such plans except pursuant to this Section 2.7(3) and Article V.

    (7)
    At five minutes after the Effective Time, the following steps shall occur simultaneously: each Share (including the LTIP Shares, and shares held by the Administrative Agent on behalf of participants in the ESPP) outstanding immediately prior to the Effective Time shall be transferred from the holder thereof to the Purchaser in exchange for the Consideration from the Purchaser, subject to (for greater certainty) applicable withholdings in accordance with Section 5.3, which amount shall be paid to the holder pursuant to and in accordance with Article V from the funds deposited with the Depositary under Section 5.1(1), and the names

7

      of the holders of such Shares transferred to the Purchaser shall be removed from the register of holders of Shares, and the Purchaser shall be recorded as the registered holder of the Shares so acquired and shall be the legal and beneficial owner thereof; provided that, if ultimately entitled in accordance with Section 4.1, Dissenting Shareholders shall have the right to receive a payment from the Purchaser equal to the fair value of the outstanding Shares held immediately prior to the Effective Time by such Dissenting Shareholders in lieu of the Consideration.

    (8)
    At six minutes after the Effective Time, any cash held for the account of participants in the ESPP shall be paid, subject to (for greater certainty) applicable withholdings in accordance with Section 5.3, by the Administrative Agent to or as directed by the participants, and the ESPP and all agreements related thereto shall be terminated, and none of the Company or any of its affiliates shall have any liabilities or obligations with respect to such plan.

3.2       Transfers Free and Clear

Any transfer of any securities pursuant to the Arrangement shall be free and clear of all Liens.

ARTICLE IV
RIGHTS OF DISSENT

4.1       Rights of Dissent

Registered holders of the Shares may exercise, pursuant to and in the manner set forth in Section 185 of the OBCA, the right of dissent in connection with the Arrangement, as same may be modified by the Interim Order and this Section 4.1 ("Dissent Rights"); provided that, notwithstanding subsection 185 (6) of the OBCA, the written notice setting forth such registered holder's objection to the Arrangement Resolution referred to in subsection 185(6) of the OBCA must be received by the Company not later than 5:00 p.m. Toronto time on the business day which is two business days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Registered holders of Shares who duly and validly exercise such Dissent Rights and who:

    (1)
    are ultimately entitled to be paid by the Purchaser the fair value for their Shares, (a) shall be deemed to have transferred the Shares held by them and in respect of which Dissent Rights have been duly and validly exercised to the Purchaser, without any further act or formality, free and clear of all Liens at the time specified in Section 3.1(7), in consideration of a debt claim against the Purchaser to be paid the fair value of such Shares and (b) shall be entitled to be paid by the Purchaser an amount equal to the fair value of such Shares, and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such registered holders not exercised their Dissent Rights in respect of such Shares; or

    (2)
    are ultimately not entitled, for any reason, to be paid fair value for their Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Shares as contemplated by Section 3.1(7).

4.2       Recognition of Dissenting Shareholders

    (1)
    In no circumstances shall the Purchaser, the Company or any other person be required to recognize a person exercising Dissent Rights unless such person is the registered holder of those Shares in respect of which such rights are sought to be exercised.

8

    (2)
    For greater certainty, in no case shall the Purchaser, the Company or any other person be required to recognize a Dissenting Shareholder as a holder of Shares in respect of which Dissent Rights have been validly exercised after the completion of the steps set out in Section 3.1(7) and the names of such Dissenting Shareholders shall be removed from the applicable register of holders of Shares in respect of which Dissent Rights have been validly exercised at the same time as the steps described in Section 3.1(7) occur and the Purchaser shall be recorded as the holder of the Shares so transferred and shall be deemed the legal and beneficial owner thereof free and clear of any Liens. In addition to any other restrictions under section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of the Options, (ii) holders of DSUs, and (iii) holders of Shares who vote or have instructed a proxyholder to vote such Shares in favour of the Arrangement Resolution (but only in respect of such Shares).

ARTICLE V
CERTIFICATES AND PAYMENTS

5.1       Payment of Consideration

    (1)
    On the Effective Date, in accordance with the terms of the Arrangement Agreement, the Purchaser shall (and the Parent shall ensure that the Purchaser shall) deposit cash with the Depositary in the aggregate amount equal to the payments required by this Plan of Arrangement to be made to holders of Shares (with the amount per Share in respect of which Dissent Rights have been exercised being deemed to be the Consideration for this purpose only). The cash deposited shall not be used for any other purpose except as provided in this Plan of Arrangement. The cash deposited with the Depositary shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of the Purchaser.

    (2)
    Upon the surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 3.1(7), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of the Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor from the Depositary, and the Depositary shall deliver to such holder as soon as possible, a cheque (or other form of immediately available funds) representing the cash which such holder has the right to receive under the Arrangement for such Shares, less any amounts withheld pursuant to Section 5.3, and any certificate so surrendered shall forthwith be cancelled. For greater certainty, as of the Effective Time, a holder of Shares' right to receive cash under the Arrangement shall be satisfied only out of the amount deposited pursuant to Section 5.1(1), and such holder shall have no further right or claim as against the Company or the Purchaser except to the extent the cash so deposited is insufficient to satisfy the amounts payable to such former holders.

    (3)
    Until surrendered for cancellation as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this Section 5.1 or Section 4.1, as the case may be, less any amounts withheld pursuant to Section 5.3. Any such certificate formerly representing Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Shares of any

9

      kind or nature against or in the Company or the Purchaser. On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser.

    (4)
    On the Effective Date, in accordance with the Arrangement Agreement, the Purchaser shall (and the Parent shall ensure that the Purchaser shall) deposit, or shall cause to be deposited, the Advance Amount with the Depositary for the exclusive purpose of making the cash payments to former holders of In-The-Money Options and DSUs in accordance with this Section 5.1(4). The cash shall be held in a separate interest-bearing account and any interest earned on such funds prior to one minute after the Effective Time shall be for the account of the Purchaser and thereafter for the account of the Company. Subject to the last sentence of this Section 5.1(4), on or as soon as practicable after the Effective Date, the Depositary shall deliver, on behalf of the Company, to each person who immediately before the Effective Time was a holder of In-The-Money Options or DSUs as reflected on the register or accounts maintained by or on behalf of the Company in respect of In-The-Money Options and DSUs as provided to the Depositary and who is entitled to a payment hereunder pursuant to Section 3.1(4) or Section 3.1(5), as the case may be, a cheque (or other form of immediately available funds) representing the cash payment, if any, which such holder of In-The-Money Options or DSUs is entitled to receive pursuant to Section 3.1(4) or Section 3.1(5), as the case may be, less any amounts required to be withheld pursuant to Section 5.3. For greater certainty, as of the Effective Time, a former holder of In-The-Money Options or DSUs' right to receive cash under the Arrangement shall be satisfied only out of the Advance Amount, and such holders shall have no claim against the Company or the Purchaser except to the extent the cash deposited with the Depositary is insufficient to satisfy the amounts payable to such former holders. Notwithstanding the foregoing, for each holder of a DSU that is subject to U.S. federal income tax (including directors who are U.S. citizens or U.S. residents), where such holder is entitled to a payment hereunder pursuant to Section 3.1(5) hereof, the Depositary shall not deliver such cheque (or other form of immediately available funds) to which such holder is entitled prior to the date that is 30 days before the Entitlement Date (as defined in Sections 5.1 and 7.1.1 of the DSU Plan), and provided further that if any such holder is a Specified Employee as defined in the DSU Plan at the time of his Termination Date (as defined in Section 7.1.1 of the DSU Plan), such payment shall be delayed in accordance with Section 7.1.9 of the DSU Plan.

    (5)
    Any payment made by way of cheque by the Depositary on behalf of the Company or the Purchaser pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the consideration for the Shares, Options or DSUs, as the case may be, pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser for no consideration.

    (6)
    No holder of Shares, Options or DSUs with respect to such securities shall be entitled to receive any consideration other than the consideration to which such holder is entitled to receive in accordance with Article III and this Section 5.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends with a record date prior to the Effective Date. No dividend or other distribution declared or made after the Effective Time with respect to the Shares with a record date on or after the Effective Date shall be

10

      delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Date, represented outstanding Shares.

5.2       Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that were transferred pursuant to Section 3.1(7) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder's Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom such cash is to be delivered shall, as a condition precedent to the delivery of such cash, give a bond satisfactory to the Purchaser and the Depositary (acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Purchaser and the Company in a manner satisfactory to the Purchaser and the Company, acting reasonably, against any claim that may be made against the Purchaser or the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3       Withholding Rights

Each of the Company, Parent, Purchaser, the LTIP Trustee, Administrative Agent and the Depositary shall be entitled to deduct and withhold from any amounts payable to any person pursuant to this Plan of Arrangement (including any amounts payable pursuant to Articles III, IV and V) such amounts as are required to be deducted or withheld with respect to such payment under the Tax Act or any provision of any other applicable Law. To the extent that amounts are so withheld or deducted and remitted to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to such person as the remainder of the payment in respect of which such deduction and withholding were made.

5.4       Letter of Transmittal

At the time of mailing of the Company Circular or as soon as practicable after the Effective Date, the Company shall forward to each holder of Shares at the address of such holder as it appears on the register maintained by or on behalf of the Company in respect of the holders of Shares a Letter of Transmittal.

ARTICLE VI
AMENDMENTS

6.1       Amendments to Plan of Arrangement

    (1)
    The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (a) set out in writing, (b) approved by the Purchaser, (c) filed with the Court and, if made following the Company Meeting, approved by the Court and (d) communicated to holders of the Shares and others as may be required by the Interim Order if and as required by the Court.

    (2)
    Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that the Purchaser shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Company

11

      Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

    (3)
    Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (a) it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably), and (b) if required by the Court, it is consented to by holders of the Shares voting in the manner directed by the Court.

    (4)
    Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Shares, Options or DSUs.

ARTICLE VII
FURTHER ASSURANCES

7.1       Notwithstanding

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

7.2       Paramountcy

From and after two minutes after the Effective Time (a) this Plan of Arrangement shall take precedence and priority over any and all rights related to Shares (including the LTIP Shares, and shares held by the Administrative Agent on behalf of participants in the ESPP), Options and DSUs issued prior to the Effective Time, (b) the rights and obligations of the holders of Shares, Options and DSUs and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to Shares, Options and DSUs shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

12

SCHEDULE C
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(a)
Corporate Existence and Power.    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of Ontario and has all corporate power and capacity to own, lease and operate its properties and assets as now owned and to carry on its business as now conducted. The Company is duly registered or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties, whether owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, and has all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which do not have or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)
Corporate Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate power and capacity and have been duly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby other than in connection with the approval by the Board of Directors of the Company Circular and the approval by the Shareholders in the manner required by the Interim Order and applicable Laws and approval by the Court. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. As of the date hereof, the Board of Directors has (i) determined that the consideration to be received by the Shareholders is fair and that the Arrangement is in the best interests of the Company and (ii) resolved, subject to Section 7.2(6), to recommend that the Shareholders vote in favour of the Arrangement Resolution, and such determinations and resolutions are effective and unamended as of the date hereof.

(c)
Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and by the Plan of Arrangement require no consent, approval or authorization of or any action by or in respect of, or filing, recording, registering or publication with, or notification to any Governmental Entity other than (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Director under the OBCA; (iv) compliance with any applicable Securities Laws, rules and policies of the Exchange; and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)
Non-Contravention.    The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Arrangement do not and shall not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles or by-laws of the Company or the constating documents of any of its subsidiaries; (ii) assuming compliance with the matters, or obtaining the approvals, referred to in paragraph (c) above, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or any license, approval, consent or authorization issued by a Governmental Entity held by the Company or any its subsidiaries; (iii) except as set forth in the Company Disclosure Letter, require any notice or consent or other action by any person under, contravene, conflict with, violate, breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its subsidiaries is entitled under, or give rise to any rights of first refusal or trigger any change in control provisions or any restriction under, any provision of any contract or other instrument, including any Material Contract or Permit, binding upon the Company or any of its subsidiaries or affecting any of their respective assets; or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as do not have or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. True and complete copies of the articles of amalgamation and by-laws of the Company as currently in effect have been made available to the Purchaser and the Company has not taken any action to amend or succeed such documents.

(e)
Capitalization.    The authorized share capital of the Company consists of an unlimited number of Shares and an unlimited number of preferred shares, issuable in series. As of the close of business on January 23, 2012, there were issued and outstanding the number of Shares set out in the Company Disclosure Letter and no other shares were issued and outstanding. The Company Disclosure Letter sets forth, as of date hereof, the number of outstanding Options and DSUs, and the exercise price or issuance price or grant value, as applicable, and vested percentage, where applicable, of such Options and DSUs. Except for outstanding Options and pursuant to the Stock Option Plan and the Shareholder Rights Plan, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, shareholder rights plans, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, from treasury any securities of the Company or any of its subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for outstanding Options and DSUs and pursuant to the Stock Option Plan, the DSU Plan, the ESPP and the LTIP, there are no outstanding contractual or other rights to which the Company or any of its subsidiaries is a party, the value of which is based on the value of the Shares. All the outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all the Shares issuable upon the exercise of rights under the Options in accordance with their respective terms have been duly authorized and, upon issuance, shall be validly issued as fully paid and non-assessable. Except as set forth in the Company Disclosure Letter, there are no outstanding contractual or other obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of the Company or any of its subsidiaries.

    The Shares have not been listed or quoted by the Company on any market other than the Exchange. No order ceasing or suspending trading in securities of the Company or prohibiting the sale of such securities has been issued and outstanding against the Company or its directors or officers.

(f)
Subsidiaries.    The Company Disclosure Letter sets forth a complete and accurate list of all subsidiaries of the Company, including the following information with respect to each such subsidiary: (i) its name; (ii) as of the date hereof, the number, type and principal amount, as applicable, of its outstanding equity securities and a list of registered holders thereof; and (iii) its jurisdiction of organization or governance. Each subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or creation and has all corporate power and capacity to own, lease and operate its properties and assets as now owned and to carry on its business as now conducted. Each subsidiary is duly

2

    registered or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties, whether owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, and has all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which do not have or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in the Company Disclosure Letter, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the subsidiaries, free and clear of any Liens. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and non-assessable (and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights). As of the date hereof, except as set forth in the Company Disclosure Letter and except for the equity interests owned by the Company or by any subsidiary of the Company, directly or indirectly, in any subsidiary of the Company, neither the Company nor any subsidiary of the Company owns, beneficially or of record, any equity interest of any kind in any other person.

(g)
Securities Laws Matters.    The Company is a "reporting issuer" under applicable Canadian Securities Laws in each of the provinces and territories of Canada in which such concept exists, other than Quebec and Nunavut, and is not in default of any material requirements of any Securities Laws applicable in such jurisdictions. No delisting, suspension of trading in or cease trading order with respect to the Shares is pending or, to the knowledge of the Company, threatened. The documents comprising the Company's Current Public Disclosure Record did not at the time filed with Securities Authorities contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made. The Company has timely filed with the Securities Authorities all material forms, reports, schedules, statements and other documents required to be filed by the Company with the Securities Authorities since November 30, 2010, where the failure to timely file would individually or in the aggregate reasonably be expected to have a Material Adverse Effect. The Company has not filed any confidential material change report with the Securities Authorities which at the date hereof remains confidential.

(h)
Financial Statements.    The audited consolidated financial statements and the unaudited consolidated interim financial statements of the Company included in the Company's Current Public Disclosure Record fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). Except as set forth in the Company's financial statements, neither the Company nor any of its subsidiaries has any documents creating any material off-balance sheet arrangements. Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its subsidiaries in the Company's financial statements.

3

(i)
Disclosure/Internal Controls.    The Company has established and maintained disclosure controls and procedures and internal control over financial reporting, as those terms are defined in National Instrument 52-109 Certification of Disclosure in Issuers' Annual and Interim Filings.    The disclosure controls and procedures have been designed to provide reasonable assurance that (i) material information relating to the Company, including its subsidiaries, is made known to the Company's Chief Executive Officer and its Chief Financial Officer by others within those entities; and (ii) information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted by it under Securities Law is recorded, processed, summarized and reported within the time periods specified in Securities Laws. The internal control over financial reporting has been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company's Chief Executive Officer and its Chief Financial Officer have disclosed to the Company's auditors any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. To the knowledge of the Company, except as set forth in the Company Disclosure Letter, there are no material deficiencies or weaknesses in the design or operation of the internal control over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, and there is no fraud, whether or not material, that involved or involves management or other employees who have a role in the internal control over financial reporting of the Company.

(j)
Absence of Certain Changes.    Since November 30, 2010, except in respect of Nanotech Semiconductor Limited for which this representation is given only since April 7, 2011, other than the transactions contemplated in this Agreement, except as set forth in the Company Disclosure Letter, (i) the business of the Company and its subsidiaries has been conducted in the ordinary course of business consistent with past practice; (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect that has not been disclosed in the Company Public Disclosure Record; (iii) there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any shares in the capital of, or equity or other voting interests in, the Company or any of its subsidiaries, except for dividends from a subsidiary to the Company or another wholly-owned subsidiary of the Company and dividends by the Company as publicly disclosed; (iv) there has not been any split, combination or reclassification of any shares in the capital of, or equity or other voting interests in, the Company or any of its subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares in the capital of, or other equity or voting interests in, the Company or any of its subsidiaries; (v) there has not been any change in financial or tax accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required or permitted by GAAP or applicable Laws; and (vi) other than as disclosed in the Company's Public Disclosure Record, there has not been any material write-down by the Company or any of its subsidiaries of any of the material assets of the Company or any of its subsidiaries.

(k)
No Undisclosed Material Liabilities.    There are no liabilities or obligations of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed in any financial statements of the Company in the Company's Current Public Disclosure Record; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since November 30, 2010; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (iv) liabilities or obligations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4

(l)
Compliance with Laws.    Except as set forth in the Company Disclosure Letter, the Company and each of its subsidiaries is, and since November 30, 2010 has been, in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, except for failures to comply or violations that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)
Regulatory Compliance.    The Company and each of its subsidiaries have obtained and are in compliance in all material respects with all Permits. There has not occurred within the last two years any violation of, or any default under, or any event giving rise to or potentially giving rise to any right of termination, revocation, adverse modification, non-renewal or cancellation of any Permit and to the knowledge of the Company, no Governmental Entity has provided the Company or any of its subsidiaries with notice of any of the foregoing, except for any such matter as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or any of it subsidiaries has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by any Governmental Entity and, to the knowledge of the Company, there is no Proceeding pending or threatened that reasonably might be expected to result in criminal liability or debarment or disqualification by any Governmental Entity. To the knowledge of the Company, the Company and each of its subsidiaries are in compliance with all foreign ownership restrictions applicable to any of them under applicable Laws.

(n)
Litigation.    As of the date hereof, except as set forth in the Company Disclosure Letter, there is no Proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its subsidiaries or any of their respective properties or assets, before any Governmental Entity or other person, that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its subsidiaries nor their respective assets or properties, nor directors or officers in their capacities as such, is subject to any outstanding judgment, order, writ, injunction or decree material to the Company and its subsidiaries, taken as a whole.

(o)
Taxes.    All Tax Returns required by applicable Laws to be filed with any Governmental Entity by, or on behalf of, the Company or any of its subsidiaries have been filed when due in accordance with all applicable Laws (taking into account any applicable extensions), and all such Tax Returns are, or shall be at the time of filing, true and complete, except for such failures to so file, or for failures of such Tax Returns to be true and complete that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of the subsidiaries has paid (or has had paid on its behalf) on a timely basis to the appropriate Governmental Entity all Taxes, including instalments, which are due and payable prior to the date hereof, other than those Taxes being contested in good faith or for which reserves have been established in accordance with GAAP on the consolidated balance sheet of the Company or those Taxes that do not constitute, in the aggregate, a material amount. Except as set forth in the Company Disclosure Letter, the Company and each of its subsidiaries has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all material Taxes which are not yet due and payable through the end of the last period for which the Company and the subsidiaries ordinarily record items on their respective books and, since the date thereof, neither the Company nor any of its subsidiaries has incurred any liability for Taxes other than in the ordinary course of business. No deficiencies for any Taxes have been assessed by a Governmental Entity with respect to any Taxes due by the Company or any of its subsidiaries and there is no Proceeding outstanding, pending or, to the knowledge of the Company, threatened with respect to the Company or its subsidiaries in respect of any Tax or Tax Asset that would reasonably be

5

    expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this provision, the term "Tax Asset" shall include but is not limited to any net operating losses, non-capital losses, net capital losses, Tax pools, investment tax credits, foreign tax credit or any other credit or Tax attribute which could reduce Taxes. The Company and its subsidiaries have complied with all requirements of applicable Law relating to the withholding and remittance of amounts from payments or amounts owed to any person, except for such failures to comply as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its subsidiaries is party to any material tax sharing agreement or tax indemnification agreement with any person, other than the Company or any of its subsidiaries.

(p)
Employment Matters.

  (i)
  The Company Disclosure Letter contains a complete and accurate list of Company Employees with an estimated annual aggregate compensation (calculated on the basis of base salary and cash bonus, if any, paid during the year ended December 31, 2011) in excess of $200,000, including their respective location, hire date, position, salary, benefits and current status (full time, part-time, active, non-active), as well as a list of all former Company employees that had an annual aggregate compensation in excess of $200,000 to whom the Company or any of its subsidiaries has or may have any obligations indicating the nature and value of such obligations.

  (ii)
  Except as set forth in the Company Disclosure Letter, as of the date of this Agreement, to the knowledge of the Company, no active Company Employee listed in (i) has provided written notice to the Company or any of its subsidiaries that he or she intends to resign, retire or terminate his or her employment with the Company or any of its subsidiaries as a result of the transactions contemplated by this Agreement or otherwise.

  (iii)
  As of the date hereof, except as set forth in the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to any Proceeding under any applicable Law relating to the Company Employees.

  (iv)
  Except as set forth in the Company Disclosure Letter, no employment agreement with respect to any Company Employee listed in (i) above contains any specific provision in relation to his or her termination, the application of which shall be triggered by the transactions contemplated by this Agreement.

  (v)
  The Company is in compliance with all applicable Laws respecting employment, employment practices and standards, terms and conditions of employment, wages and hours, occupational health and safety, human rights, labour relations, pay equity and workers' compensation, except for failures to comply or violations that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

  (vi)
  Neither the Company nor any of its subsidiaries is in material arrears in the payment of wages, overtime pay, public holiday pay, salary, commission, bonuses, incentives, vacation pay, expense reimbursement or any other compensation in any form or of any other amounts owing to current or former Company Employees. Except as set forth in the Company Disclosure Letter, to the knowledge of the Company, there are no outstanding decisions or settlements or pending settlements under any applicable employment Laws which place any material obligation upon the Company and its subsidiaries, taken as a whole, to do or refrain

6

      from doing any act, or which place a material financial obligation upon the Corporation and its subsidiaries, taken as a whole.

(q)
Company Plans.

  (i)
  The Company Disclosure Letter contains a complete list of all material health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or supplemental retirement plans and other material employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of the Company or any of its subsidiaries, Company Employees or former Company Employees, which are maintained by or binding upon the Company or any of its subsidiaries or in respect of which the Company or any of its subsidiaries has any actual or potential liability (but for greater certainty, excluding any plans maintained by a Governmental Entity pursuant to statute) (collectively, the "Company Plans").

  (ii)
  All of the Company Plans are and have been established, registered, qualified, funded and, in all material respects, administered in accordance with all applicable Laws, and in accordance with their terms, the terms of the material documents that support such Company Plans and the terms of agreements between the Company and/or any of its subsidiaries, as the case may be, and their respective Company Employees and former Company Employees who are members of, or beneficiaries under, the Company Plans.

  (iii)
  All current obligations of the Company or any of its subsidiaries regarding the Company Plans have been satisfied in all material respects. All contributions, premiums or Taxes required to be made or paid by the Company or any of its subsidiaries, as the case may be, under the terms of each Company Plan or by applicable Laws in respect of the Company Plans have been made in a timely fashion in accordance with applicable Laws in all material respects and in accordance with the terms of the applicable Company Plan in all material respects. As of the date hereof, no currently outstanding notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by the Company or any of its subsidiaries from any applicable Governmental Entity in respect of any Company Plan that is a pension or retirement plan.

  (iv)
  To the knowledge of the Company, no Company Plan is subject to any pending Proceeding initiated by any Governmental Entity, or by any other party (other than routine claims for benefits) and, to the knowledge of the Company, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such Proceeding or to affect the registration or qualification of any Company Plan required to be registered or qualified.

  (v)
  The Company and its subsidiaries have no liability or obligations in respect of any plan or arrangement which provides pensions on a defined benefit basis (but for greater certainty, excluding any plans maintained by a Governmental Entity pursuant to statute).

  (vi)
  Except as set out in the Company Disclosure Letter, the Arrangement will not result in or require any payment or severance, or the acceleration, vesting or increase in benefits under any Company Plan.

7

    (vii)
    Except as set out in the Company Disclosure Letter, the Company has no material liability or obligation to provide post-retirement benefits for former or retired employees of the Company or to any other individual.

(r)
Collective Agreements.    No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any Company Employees by way of certification, interim certification, voluntary recognition, designation or successor rights or has applied to have the Company or any of its subsidiaries declared a related employer or successor employer pursuant to applicable labour legislation. To the knowledge of the Company, there are no union organizing activities involving Company Employees. None of Company or any of its subsidiaries has engaged in any unfair labour practices and, no strike, lock-out, work stoppage, or other labour dispute is occurring or has occurred during the past two years. To the knowledge of the Company, there are no threatened or pending strikes, work stoppages, picketing, lock-outs, hand-billings, boycotts, slowdowns or similar labour related disputes pertaining to the Company or any of its subsidiaries that would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or any of its subsidiaries has engaged in any plant closing or lay-off activities within the past two years that would violate or in any way subject the Company or any of the subsidiaries to the group termination or lay-off requirements of the applicable provincial employment standards legislation.

(s)
Environmental Matters.    Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, claim, order, complaint or penalty has been received by the Company or any of its subsidiaries alleging a violation by or liability of the Company or any of its subsidiaries under any Environmental Law, and, to the Company's knowledge, there are no Proceedings pending or threatened which allege a violation by the Company or any of its subsidiaries of any Environmental Laws; (ii) the Company and each of its subsidiaries have all environmental Permits necessary for operations to comply with all Environmental Laws; (iii) the operations of the Company and each of its subsidiaries are in compliance in all material respects with the terms of Environmental Laws; (iv) neither the Company nor any of its subsidiaries has caused any Release of a Hazardous Material on, at, from or under any real or immovable property currently or formerly owned, operated or occupied by the Company or any of its subsidiaries that is reasonably likely to form the basis of any claim against the Company or any of its subsidiaries and (v) neither the Company nor any of its subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any person for any liability or obligation arising under any Environmental Law that is reasonably likely to form the basis of any claim against the Company or any of its subsidiaries.

(t)
Real Property.

  (i)
  The Company or one of its subsidiaries, as applicable, has valid, good and marketable title to all of the real or immovable property owned by the Company or its subsidiaries as of the date hereof (the "Owned Real Property") free and clear of any Liens, except for Permitted Liens. The Company Disclosure Letter sets forth the address of each Owned Real Property. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein. The current use of the Owned Real Property complies in all material respects with applicable Law.

  (ii)
  To the Company's knowledge, there are no existing or proposed expropriation Proceedings pending or threatened that would result in the taking of all or any part of the Owned Real Property or that would adversely affect the current use of the Owned Real Property.

8

    (iii)
    Each lease, sublease, license or occupancy agreement for real or immovable property leased, subleased, licensed or occupied by the Company or its subsidiaries or leased, subleased or licensed to others by the Company or its subsidiaries as of the date hereof (the "Leased Real Property") is valid, legally binding, enforceable in accordance with its terms and in full force and effect unamended by oral or written agreement, and none of the Company or any of its subsidiaries is in breach of or default under such lease, sublease, license or occupancy agreement, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by the Company or any of its subsidiaries or permit termination, modification or acceleration by any third party thereunder and there is no dispute in respect of any such lease, sublease, license of occupancy agreement, except as set forth in the Company Disclosure Letter. The Company Disclosure Letter sets forth the address of each Leased Real Property.

    (iv)
    No third party has repudiated or has the right to terminate or repudiate any such lease, sublease, license or occupancy agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease, sublease, license or occupancy agreement) or any material provision thereof.

    (v)
    The current uses of the Leased Real Property comply in all material respects with the provisions of applicable leases, subleases, licenses or occupancy agreements and applicable Law.

    (vi)
    To the knowledge of the Company, no counterparty to any foregoing lease, sublease, license or occupancy agreement is in material default thereunder. There are no material Liens, except for Permitted Liens, affecting the leasehold, subleasehold or occupancy rights of the Company or any of its subsidiaries to any Leased Real Property, except as would not and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

    (vii)
    None of the leases, subleases, licenses or occupancy agreements with respect to the Leased Real Property has been assigned by the Company or any of its subsidiaries in favour of any person.

(u)
Personal Property.    With respect to all personal or movable property owned by the Company or its subsidiaries (the "Owned Personal Property"), (i) the Company or one of its subsidiaries, as applicable, has good and valid title to the Owned Personal Property, free and clear of any Liens other than Permitted Liens; (ii) there are no outstanding options or rights of first refusal to purchase the Owned Personal Property, or any portion thereof or interest therein; and (iii) the current use of the Owned Personal Property complies with applicable Law. With respect to the personal or movable property leased or subleased by the Company or its subsidiaries (the "Leased Personal Property"), (A) the lease or sublease agreement for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by the Company or any of its subsidiaries or permit termination, modification or acceleration by any third party thereunder, (B) no third party has repudiated or has the right to terminate or repudiate any such lease or sublease agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) or any provision thereof, and (C) none of the leases or subleases agreements has been assigned by the Company or any of its subsidiaries in favour of any person, except in each case, for such invalidity, failures to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations,

9

    repudiations and rights to terminate or repudiate or assign that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, no counterparty to any foregoing lease or sublease agreement is in material default thereunder. There are no Liens, other than Permitted Liens, on the leasehold or subleasehold of the Company or any of its subsidiaries to any Leased Personal Property.

(v)
Permits.    The Company and each of its subsidiaries has obtained, and is in compliance with, all Permits required by applicable Laws necessary to conduct their current businesses as they are now being conducted, other than where the absence of such Permits or the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There has not occurred any violation of, or any default under, or any event giving rise to or potentially giving rise to any right of termination, revocation, adverse modification, non-renewal or cancellation of any Permit, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Company, no Governmental Entity has provided the Company or any of its subsidiaries with notice of any of the foregoing.

(w)
Material Contracts.    The Company Disclosure Letter sets forth a complete and accurate list of all Material Contracts as of the date hereof. Neither the Company nor any of its subsidiaries is in breach of or default under the terms of any Material Contract in a material respect. As of the date hereof to the knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract in a material respect. Each Material Contract is a valid and binding obligation of the Company or its subsidiary that is a party thereto and is in full force and effect.

(x)
Intellectual Property.    Except as set forth in the Company Disclosure Letter,

  (i)
  each item of Company Registered Intellectual Property is in good standing and subsisting, all necessary registration, maintenance, renewal and other fees, currently due in connection with each item of Company Registered Intellectual Property have been paid, and all necessary submissions, documents, recordals and certificates in connection therewith required to be filed on or prior to the date hereof have been filed with the relevant patent, copyright, trademark or other authorities in Canada, the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such item of Company Registered Intellectual Property;

  (ii)
  without making any representation or warranty of non-infringement (which the Parties acknowledge is set forth in item (iii) of this paragraph (x) of this Schedule), as of the date hereof, (A) the Company and/or one or more of its subsidiaries is the owner of, or has the right or license to use, free and clear of all Liens (other than Permitted Liens and any other restrictions, covenants, limitations, encumbrances or the like imposed by the applicable licensor), all of the Intellectual Property (other than Company Intellectual Property) that is material to the operation of the business of the Company and its subsidiaries as presently conducted, and (B) the Company and/or one or more of its subsidiaries is the exclusive owner of all of the Company Intellectual Property that is material to the operation of the businesses of the Company and its subsidiaries as presently conducted;

  (iii)
  to the knowledge of the Company, none of the products or services of the Company or any of its subsidiaries nor any other aspect of the conduct of the Company's or its subsidiaries' respective businesses (including the design, development, manufacture, distribution or sale of the products of the Company and its subsidiaries and the performance of the services of

10

      the Company and its subsidiaries) infringes upon or otherwise violates the Intellectual Property rights of any other person;

    (iv)
    to the knowledge of the Company, no person is infringing upon or otherwise violating any of the Intellectual Property rights of the Company or any of its subsidiaries;

    (v)
    there is no Proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its subsidiaries relating to the ownership, validity or enforceability of any Company Intellectual Property or alleging any infringement or violation by the Company or any of its subsidiaries or, to the knowledge of the Company, a customer of the Company or any of its subsidiaries, of any Intellectual Property right of any other person, in either case, that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

    (vi)
    neither the Company nor any of its subsidiaries is subject to any outstanding decree, order, judgment or settlement agreement that restricts in any manner the use, transfer or licensing of any Company Intellectual Property by the Company or any of its subsidiaries;

    (vii)
    the Company and its subsidiaries have taken reasonable steps in accordance with normal industry practice to protect and preserve the confidentiality of the trade secrets included in the Company Intellectual Property and, to the knowledge of the Company, there has been no unauthorized use or disclosure of any such trade secrets by any person;

    (viii)
    to the knowledge of the Company, the Company, and each of its subsidiaries, has obtained waivers of all moral rights in favour of the Company or one of its subsidiaries for all copyright works within the Company Intellectual Property, other than where the absence of any such waivers would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

    (ix)
    the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish the Company's or any of its subsidiaries' (A) rights in any of the Company Intellectual Property, or (B) rights in any Intellectual Property (other than Company Intellectual Property) that is material to the operation of the businesses of the Company and its subsidiaries as presently conducted, in either case, in a manner that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(y)
Computer Systems.    As of the date hereof, the Computer Systems adequately meet the data processing and other computing needs of the operations of the Company and its subsidiaries as presently conducted. The Company and its subsidiaries have measures in place, consistent with commercially acceptable standards and practices, to safeguard against the unauthorized access, use, copying or modification to or of system programs and data files comprised within the Computer Systems. The Company and its subsidiaries have data and system back-up practices and procedures in place, consistent with commercially acceptable practices and procedures, to safeguard against the loss, corruption or malfunction of the data and systems of the Company and its subsidiaries. Each of the Company and its subsidiaries, owns or has a valid right to access and use all computer systems, networks, hardware, software, databases, websites and equipment used to process, store, maintain or operate any data, information and functions that it currently uses in connection with its business other than where the absence of any such right would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company, together with its subsidiaries, possess a sufficient number of licenses for any software provided by any person ("Third-Party Software") and used by the Company and its subsidiaries that is material to the

11

    operations of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is in breach or default of any contracts pursuant to which the Company or a subsidiary has received a license or the right to access Third-Party Software, neither the Company nor any of its subsidiaries is using the Third-Party Software outside the scope of the license or right to access provided by any person, and the Company's and its subsidiaries' use of the Third-Party Software is not in excess of the number of licenses paid for by the Company and its subsidiaries other than, in each case, where the breach, default or use, as applicable, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(z)
Products and Services.

  (i)
  The products produced by the Company and its subsidiaries meet in all material respects all requirements of applicable Law. All services provided by the Company and its subsidiaries to their customers have been provided in all material respects in accordance with applicable Law.

  (ii)
  There are no currently pending or, to the Company's knowledge, threatened warranty claims with respect to any product of the Company or any of its subsidiaries that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company Disclosure Letter contains copies of the terms of the Company's and its subsidiaries' current forms of standard product warranties.

  (iii)
  There are no currently pending or, to the Company's knowledge, threatened warranty or other claims with respect to services provided by the Company or any of its subsidiaries to any person, in either case, that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

  (iv)
  All warranty and repair claims made with respect to, or in connection with, the products, goods or services provided by the Company or any of its subsidiaries have been administered in accordance with policies and procedures standard in the semiconductor industry. Since November 30, 2010, such claims have consisted only of warranty and repair claims for the return of defective or non-conforming products which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(aa)
Insurance.

  (i)
  Each of the Company and its subsidiaries is, and has been continuously since November 30, 2010, insured by reputable and financially responsible third party insurers in respect of the operations and assets of the Company and its subsidiaries with policies issued. The third party insurance policies of the Company and its subsidiaries are in full force and effect in accordance with their terms and the Company and its subsidiaries are not in material default under the terms of any such policy. As of the date hereof, the Company has no knowledge of threatened termination of, or material premium increase with respect to, any of such policies.

  (ii)
  There is no material claim pending under any insurance policy of the Company or any subsidiary that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. All Proceedings covered by any of the insurance policies has been properly reported to and accepted by the applicable insurer.

12

(bb)
Opinion of Financial Advisors.    The Board of Directors and the Special Committee have received the Fairness Opinion from Canaccord Genuity Corp. to the effect that, as of the date of this Agreement, the Consideration to be received by the Shareholders is fair from a financial point of view.

(cc)
Books and Records.    The books and records of the Company and its subsidiaries fairly reflect in all material respects the financial position of the Company and its subsidiaries and all material financial transactions relating to the businesses carried on by the Company and its subsidiaries have been accurately recorded in all material respects in such books and records.

(dd)
Finders' Fees.    Except for Canaccord Genuity Corp., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its subsidiaries who might be entitled to any fee or commission from the Company or any of its subsidiaries in connection with the transactions contemplated by this Agreement. The fees payable to Canaccord Genuity Corp. in connection with this Agreement and the Arrangement are as set forth in the Company Disclosure Letter.

(ee)
Shareholder Rights Plan.    Other than the Shareholder Rights Plan, the Company does not have in place, and the Shareholders have not adopted or approved, any shareholders rights plan or a similar plan giving rights to acquire additional Shares upon execution or performance of the obligations under this Agreement.

(ff)
No Collateral Benefit.    To the knowledge of the Company, except as set forth in the Company Disclosure Letter, no "director" or "senior officer" of the Company or any of their "affiliated entities" (in each case within the meaning of MI 61-101) is, or will be, entitled to receive a "collateral benefit" (within the meaning of such instrument) as a consequence of any transaction contemplated under this Agreement.

(gg)
Corrupt Practices Legislation.    There have been no actions taken by or, to the knowledge of the Company, on behalf of the Company or its subsidiaries that would cause the Company to be in violation of the Foreign Corrupt Practices Act of the United States or the Corruption of Foreign Public Officials Act (Canada).

(hh)
Non-Arms Length Transactions.    Except as set forth in the Company Disclosure Letter or the Company's Public Disclosure Record, neither the Company nor any of its subsidiaries is indebted to any director, officer or employee of the Company or any of its subsidiaries or any of their respective affiliates or associates (except for amounts due as salaries, bonuses, other remuneration and reimbursement of expenses in the ordinary course), and no director, officer or employee of the Company or any of its subsidiaries or any of their respective affiliates or associates is a party to any contract, loans, advance, guarantee or other transaction with the Company or its subsidiaries required to be disclosed pursuant to applicable Securities Laws.

13

SCHEDULE D
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

(a)
Organization and Qualification.    Each of the Parent and the Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate power and capacity to own its assets as now owned and to carry on its business as it is now being conducted. Each of the Parent and the Purchaser is duly registered or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties, whether owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, and has all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and to carry on its business as now conducted, except where the failure to be so registered or in good standing, and except for those licenses, authorizations, permits, consents and approvals the absence of which, would not, prevent or materially delay the transactions contemplated by this Agreement. All of the issued and outstanding securities or other ownership interests of the Purchaser are validly issued, fully paid and non-assessable. The Purchaser is a wholly-owned subsidiary of the Parent.

(b)
Corporate Authorization.    The execution, delivery and performance by each of the Parent and the Purchaser of this Agreement and the consummation by each of the Parent and the Purchaser of the transactions contemplated hereby are within each of the Parent's and the Purchaser's corporate power and capacity and have been duly authorized by each of their respective boards of directors, as applicable, and no other corporate proceedings on the part of either each of the Parent or the Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of each of the Parent and the Purchaser, enforceable against each of them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)
Governmental Authorization.    The execution, delivery and performance by each of the Parent and the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby and by the Plan of Arrangement require no consent, approval or authorization of or any action by or in respect of, or filing, recording, registering or publication with, or notification to any Governmental Entity other than (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Director under the OBCA; (iv) compliance with any applicable Securities Laws; and (v) any actions or filings the absence of which would not reasonably be expected to materially or adversely impair the ability of the Parent and the Purchaser to complete the transactions contemplated by the Agreement.

(d)
Non-Contravention.    The execution, delivery and performance by each of the Parent and the Purchaser of this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Arrangement do not and shall not (i) contravene, conflict with, or result in any violation or breach of the articles or by-laws or other comparable organizational documents of the Parent or the Purchaser; (ii) assuming compliance with the matters, or obtaining the approvals, referred to in paragraph (c) above, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or any license, approval, consent or authorization issued by a Governmental Entity held by the Purchaser or the Parent; (iii) require any consent or other action by any person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Purchaser or the Parent is entitled under any provision of any material contract to which the

    Purchaser or the Parent is a party or by which it or any of its properties or assets may be bound; or (iv) result in the creation or imposition of any Lien on any material asset of the Purchaser or the Parent, with such exceptions, in the case of (ii) through (iv), as would not be reasonably expected to materially impede or delay the ability of the Purchaser or the Parent to consummate the transactions contemplated by this Agreement.

(e)
Litigation.    As of the date hereof, there is no Proceeding pending against, or to the knowledge of the Parent, threatened against or affecting the Parent or the Purchaser or any of its respective properties or, any of its respective officers and directors (in their capacities as such) that, individually or in the aggregate, could impair the Parent's or Purchaser's, as applicable, ability to perform its respective obligations under this Agreement. There is no judgment, decree or order against the Parent or the Purchaser or any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, alter or materially delay the Parent or Purchaser, as applicable, from performing its respective obligations under this Agreement or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Arrangement or any of the other transactions contemplated hereby.

(f)
Sufficient Funds.    Parent has made adequate arrangements to ensure that, at the Effective Time, the Purchaser shall have available cash sufficient to pay in full the aggregate Consideration for Shares and the aggregate amount payable in respect of the In-The-Money Options and DSUs pursuant to the Arrangement in accordance with the terms of this Agreement, and to make all other payments required to be made by the Purchaser or the Parent in connection with the transactions contemplated by this Agreement and to pay all related fees and expenses for which the Purchaser or the Parent is responsible under the terms of the Agreement.

    Prior to the execution and delivery of this Agreement, the Parent or the Purchaser has delivered to the Company true and complete fully-executed copies of a commitment letter (the "Commitment Letter") dated January 23, 2012 made by a lender (the "Lender"), evidencing the availability of committed credit facilities in favour of the Parent, pursuant to which the Lender has agreed to provide the Parent with debt financing (the "Debt Financing"), for the sole purpose of funding amounts payable by the Purchaser and the Parent in connection with or pursuant to the Arrangement. The commitments described in the Commitment Letter are not subject to any condition precedent other than the conditions expressly set forth therein. There are no other agreements, side letters or arrangements that would permit the Lender to reduce the amount of the Debt Financing or that would otherwise affect the availability of the Debt Financing. The Commitment Letter is in full force and effect, has not been amended, restated, modified, withdrawn, terminated or otherwise modified or varied and is a legal, valid and binding obligation of the Purchaser, the Parent and the Lender, as applicable, no amendment or modification to the Commitment Letter is contemplated (provided that the Parent may (i) amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter or (ii) otherwise amend the Commitment Letter so long as such amendment would not reasonably be expected to delay or prevent the completion of the Arrangement and the consummation of the transactions contemplated by this Agreement and the terms of the Commitment Letter as so amended are not materially less beneficial to the Parent, with respect to conditionality, than the terms in the Commitment Letter as in effect on the date of this Agreement), and no event has occurred or circumstance exists, including the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, which, with or without notice, lapse of time or both, would or would reasonably be expected to (x) constitute a default or breach on the part of the Purchaser or the Parent under the Commitment Letter or (y) constitute or result in a failure to satisfy any condition precedent set forth in the Commitment Letter assuming satisfaction or waiver of the conditions set forth in Section 6.1 and

2

    Section 6.2. All commitment and other fees or expenses required to be paid under or in connection with the Commitment Letter on or prior to the date hereof have been paid. Neither the Purchaser nor the Parent: has any reason to believe that it shall be unable to satisfy on a timely basis any term or condition of closing of the Debt Financing to be satisfied by it contained in the Commitment Letter; is aware of any fact, occurrence or condition that may cause the financing commitment contained in the Commitment Letter to terminate or be ineffective or any of the terms or conditions of closing of the Debt Financing not to be met or of any impediment to the funding of the cash payment obligations of the Purchaser or the Parent pursuant to or in connection with this Agreement or the Arrangement; or is aware of any fact, occurrence or condition that has or may cause the assumptions or statements set forth in the Commitment Letter to be untrue or incorrect. Assuming the Debt Financing contemplated in the Commitment Letter is funded, the net proceeds contemplated by the Commitment Letter, together with other funds available to the Parent and Purchaser, shall be sufficient for the Purchaser to pay at the Effective Time in full the aggregate Consideration for Shares and the aggregate amount payable in respect of the In-The-Money Options and DSUs pursuant to the Arrangement in accordance with the terms of the Agreement, and to make all other payments required to be made by the Purchaser or the Parent in connection with the transactions contemplated by this Agreement and to pay all related fees and expenses for which the Purchaser or the Parent is responsible under the terms of the Agreement.

(g)
Solvent.    Neither the Parent nor the Purchaser is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Parent, the Purchaser or any of their subsidiaries, or the Company or any of its subsidiaries. Immediately after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate consideration for Shares and the aggregate amount payable in respect of the In-The-Money Options and DSUs in connection with the Arrangement in accordance with the terms of this Agreement, the payment of other payments required to be made by the Purchaser or the Parent in connection with the transactions contemplated by this Agreement and the payment of any fees or expenses associated with the foregoing for which the Purchaser or the Parent is responsible under the terms of the Agreement, the Parent and its subsidiaries will be Solvent. For purposes of this Section, the term "Solvent" means, as applied to the Parent and its subsidiaries (each referred to in this definition as the "corporation") that, as of any date of determination, there are no reasonable grounds for believing that (A) the corporation would be unable to pay its liabilities as they become due or (B) the realizable value of the corporation's assets would be less than the aggregate of (1) its liabilities and (2) its stated capital of all classes.

(h)
Financial Statements.    The audited consolidated financial statements of the Parent for the period ended January 30, 2011 and the interim financial statements of the Parent for the period ended October 30, 2011 filed by the Parent on the Electronic Data Gathering Analysis and Retrieval System of the U.S. Securities and Exchange Commission fairly present, in all material respects, in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and their consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for the periods then ended.

(i)
Security Ownership.    None of the Purchaser or the Parent or any of their affiliates or any person acting jointly or in concert with any of them owns any securities of the Company.

(j)
No Collateral Benefit.    To the knowledge of the Parent and the Purchaser, except as set forth in the Company Disclosure Letter, no related party of the Company (within the meaning of MI 61-101) is, or will be, entitled to receive a "collateral benefit" (within the meaning of such instrument) as a consequence of any transaction contemplated under this Agreement; or is, or will be, a party to any

3

    "connected transaction" (within the meaning of such instrument) to any transaction contemplated under this Agreement.

(k)
No Other Voting Agreements.    None of the Parent, the Purchaser, any of their affiliates or any person acting jointly or in concert with any of them is party to any agreement, arrangement or understanding with any holder of securities of the Company directly or indirectly relating to any such securities or the Company, including the voting, sale or other transfer of such securities.

(l)
WTO Status.    Purchaser is a "WTO investor" as defined in subsection 14.1(6) of the Investment Canada Act (Canada), as amended.

(m)
Finders' Fees.    There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or the Parent or their affiliates who might be entitled to any fee or commission from the Company or any of its subsidiaries upon consummation of the transactions contemplated by this Agreement.

4

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
ARRANGEMENT AGREEMENT
ARTICLE I INTERPRETATION
ARTICLE II THE ARRANGEMENT
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER
ARTICLE V COVENANTS OF COMPANY, THE PARENT AND THE PURCHASER
ARTICLE VI CONDITIONS
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX GENERAL PROVISIONS